Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among:
ROGERS CORPORATION,
a Massachusetts corporation;
DUPONT DE NEMOURS, INC.,
a Delaware corporation;
and
CARDINALIS MERGER SUB, INC.,
a Delaware corporation
________________________
Dated as of November 1, 2021
________________________

Exhibit 2.1
i

Exhibit 2.1
ii

Exhibit 2.1

Exhibits

Exhibit A    Form of Bylaws of the Surviving Corporation

Exhibit B    Terms of Alternative Acquisition Structure Election

iii

Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 1, 2021, is entered into by and among Rogers Corporation, a Massachusetts corporation (the “Company”), DuPont de Nemours, Inc., a Delaware corporation (“Parent”) and Cardinalis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and together with Parent and the Company, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”), pursuant to and in accordance with the provisions of the Massachusetts Business Corporation Act (the “MBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s capital stock, par value $1.00 per share (the “Company Capital Stock”), and declared it advisable, for the Company to enter into this Agreement, (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this agreement (the “Transactions”), including the Merger and (c) resolved to recommend approval of this Agreement by the shareholders of the Company;
WHEREAS, the board of directors of Parent has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and its stockholders and (b) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent adopt this Agreement and the Transactions, including the Merger; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Exhibit 2.1
ARTICLE I

THE MERGER
1.1The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the MBCA and the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and (c) the Merger shall have such other effects as provided in the MBCA and the DGCL.
1.2Closing. The closing of the Merger (the “Closing”) shall be effected by the electronic exchange of documents and signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or (to the extent permissible) waiver of those conditions) shall be satisfied or (to the extent permissible) waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).
1.3Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of the Commonwealth of Massachusetts articles of merger (the “Articles of Merger”) and by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in each case in such form as required by, and executed and acknowledged by the applicable Parties in accordance with, the relevant provisions of the MBCA and DGCL, and shall make all other filings or recordings required under the MBCA and DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
1.4Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.5Surviving Corporation Governance and Additional Matters.

Exhibit 2.1
(a)The Articles of Organization of the Surviving Corporation. At the Effective Time and subject to Section 6.12, the Restated Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation (the “Charter”) until thereafter changed or amended as provided therein or by applicable Law.
(b)The Bylaws of the Surviving Corporation. At the Effective Time and subject to Section 6.12, the bylaws set forth on Exhibit A shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein, the Charter or by applicable Law.
(c)Board of Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws, until thereafter amended as provided therein or by applicable Law.
ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK
2.1Merger Consideration; Conversion of Shares of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such shares of Company Capital Stock, the “Eligible Shares”) shall automatically be converted into the right to receive $277.00 per share in cash, without interest (the “Merger Consideration”). At the Effective Time, all Treasury Shares and Parent Owned Shares shall, as a result of the Merger and without any action on the part of the Parties or any holder of such Treasury Shares and Parent Owned Shares, be cancelled and shall cease to exist, and no payment shall be made in respect of such shares. At the Effective Time, all Subsidiary Shares shall be converted into such number of fully paid and nonassessable shares of capital stock, par value $1.00 per share, of the Surviving Corporation, such that each such direct or indirect Subsidiary of Parent or the Company that owned Company Capital Stock in the Company immediately prior to the Effective Time shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time, and no other consideration shall be delivered or deliverable in exchange for such Subsidiary Shares and any such shares of capital stock of the Surviving Corporation shall remain outstanding.
2.2Conversion of Shares of Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any Company Capital Stock, all of the Eligible Shares shall represent the right to receive the Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any

Exhibit 2.1
non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration.
2.3Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of capital stock, par value $1.00 per share, of the Surviving Corporation.
2.4Treatment of Equity Awards. This Section 2.4 shall govern the treatment of the Company’s equity awards in connection with the Transactions.
(a)RSUs. At the Effective Time, each deferred stock unit or time vesting restricted stock unit granted under the Company Stock Plan (each, a “Company RSU”) (other than a Post-Signing Company RSU) that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest), an amount in cash equal to the product obtained by multiplying (i) the number of shares of Company Capital Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration, in each case, less applicable Taxes required to be withheld with respect to such payment.
(b)Post-Signing RSUs. At the Effective Time, each Company RSU that was granted on or after the date of this Agreement, excluding any such Company RSU that was granted to a non-employee director of the Company (each, a “Post-Signing Company RSU”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and converted automatically and without any action on the part of the holder thereof into a restricted stock unit in respect of shares of Parent Common Stock with the same terms and conditions as are in effect with respect to such Post-Signing Company RSU immediately prior to the Effective Time (each, a “Parent RSU”), except that such Parent RSU shall relate to that whole number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the number of shares of Company Capital Stock subject to such Post-Signing Company RSU immediately prior to the Effective Time multiplied by the Equity Exchange Ratio.
(c)Company PSUs. At the Effective Time, each restricted stock unit granted under the Company Stock Plan and subject to performance-based vesting criteria (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall, automatically and without any action on the part of the holder thereof, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the Merger Consideration and (ii) the number of shares of Company Capital Stock subject to such Company PSU immediately prior to the Effective Time based on one hundred twenty percent (120%) of the target level of performance achievement, less applicable Taxes required to be withheld with respect to such payment.
(d)ESPP. Any offering period in which the Effective Time would otherwise occur under the employee stock purchase plan under Section 423 of the Code that is sponsored by the Company (the “ESPP”) shall end as of a date selected by the Company before the

Exhibit 2.1
Effective Time and each outstanding right to purchase shares of common stock of the Company granted under such plan shall be automatically exercised as of such date; provided, however, that no new offering period shall commence under the ESPP on or after the date of this Agreement.
(e)Company Actions. At or prior to the Effective Time, the Company and the Company Board (and the Company Compensation Committee), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company RSUs and Company PSUs (collectively, the “Company Equity Awards”) and the ESPP pursuant to Section 2.4(a), Section 2.4(b), Section 2.4(c), and Section 2.4(d).
(f)Future Grants of Equity Awards. Notwithstanding anything in Section 2.4 to the contrary, but subject to Section 6.1(a), to the extent the terms of any Company Equity Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by the Parties and a holder of any Company Equity Award expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 2.4, then in each case of clause (i) and (ii), the terms of such Company Equity Award, as applicable or so agreed by the Parties and such holder, shall control (and the applicable provisions of this Section 2.4 shall not apply).
(g)Payments. As soon as reasonably practicable after the Effective Time (but no later than the first payroll period after the Effective Time), the Surviving Corporation shall pay the amounts provided for in Section 2.4(a) and Section 2.4(c), to the former holders of Company Equity Awards (other than Post-Signing Company RSUs), with such payments to be made through, to the extent applicable, the Surviving Corporation’s payroll. Notwithstanding anything in this Agreement to the contrary, to the extent a payment pursuant to this Section 2.4 would trigger an additional Tax under Section 409A of the Code or a penalty under an applicable non-U.S. Law, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.
(h)Parent Actions. With respect to the converted Post-Signing Company RSUs, Parent shall use reasonable best efforts to maintain the effectiveness of a registration statement on Form S-8 (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the converted Post-Signing Company RSUs remain outstanding.
ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER
3.1Exchange Agent. Parent shall deposit or cause to be deposited, by wire transfer of immediately available funds, with an exchange agent selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, as promptly as reasonably practicable following the Effective Time and on the Closing Date, an aggregate amount of cash in U.S. Dollars sufficient to deliver the amounts required to be delivered in respect of Eligible Shares pursuant to Section 2.1 (being the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The Exchange Fund may be deposited or invested by the Exchange Agent

Exhibit 2.1
as reasonably directed by Parent in obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days, or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available) or in funds or investment vehicles containing only such obligations and cash; provided that no such deposit or investment (or any loss resulting therefrom) shall affect the amount of cash payable to former holders of Company Capital Stock pursuant to the provisions of this Article III. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; or (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Agreement, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Agreement. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent.
3.2Procedures for Surrender.
(a)With respect to Certificates, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.5) to the Exchange Agent or transfer of Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”) to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Non-DTC Book-Entry Shares) (the “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.5) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.5) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive as promptly as practicable in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.7) that such holder has the right to receive pursuant to Section 2.1. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.
(b)With respect to Non-DTC Book-Entry Shares, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holder of the effectiveness of the Merger, (ii) a Letter of Transmittal and (iii) instructions for transferring the Non-DTC Book-Entry Shares to the Exchange Agent. Upon surrender to the Exchange Agent of Non-DTC Book-Entry Shares by

Exhibit 2.1
book-receipt of an “agent’s message” by the Exchange Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, Parent or Merger Sub shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.7) that such holder has the right to receive pursuant to Section 2.1.
(c)With respect to Book-Entry Shares held through DTC, the Company and Parent shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration that such holder has the right to receive pursuant to Section 2.1.
(d)No profit, interest or income will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.
3.3No Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
3.4Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund) that remains unclaimed as of the date that is twelve (12) months after the Closing Date shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of the Merger Consideration that such holder has the right to receive pursuant to this Article III.
3.5Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable or issuable pursuant to this Article III, as if such lost, stolen or destroyed Certificate had been surrendered.
3.6Appraisal Rights.
(a)Shares of Company Capital Stock (other than Excluded Shares) that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted such shares in favor of this Agreement and who are entitled to appraisal rights and have properly exercised such rights in accordance with Part 13 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration

Exhibit 2.1
pursuant to Section 2.2, and the holders thereof shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Part 13 of the MBCA; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such shareholder’s rights under Part 13 of the MBCA or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided by Part 13 of the MBCA, such shareholder’s shares of Company Capital Stock shall thereupon cease to be Dissenting Shares (including for purposes of Section 2.2), and shall be deemed to have been converted, at the Effective Time into the right to receive the Merger Consideration (payable without any interest thereon) upon surrender of the Certificates or Book-Entry Shares formerly representing such shares of Company Capital Stock and related documents, as compensation for such cancellation. At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Part 13 of the MBCA and as provided in the previous sentence.
(b)The Company shall give Parent (A) prompt written notice of any notice received by the Company of intent to demand appraisal or the fair value of any shares of Company Capital Stock, withdrawals of such notices or demands and any other instruments or notices served pursuant to the MBCA and (B) if taking place prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to such notices and demands and the exercise of appraisal rights under the MBCA. The Company shall not, except with the prior written consent of Parent, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MBCA.
3.7Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock and Company Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or such other withholding agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock and Company Equity Awards in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or such other withholding agent, as applicable. Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other withholding agent, as applicable, shall timely remit any amounts of Tax so deducted and withheld to the applicable Governmental Entity.
3.8Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article VIII, the issued and outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split),

Exhibit 2.1
stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.8 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
3.9Transfers of Ownership. If a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange thereof are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Merger Consideration with respect to Non-DTC Book-Entry Shares will only be made to the Person in whose name such Non-DTC Book-Entry Shares are registered.
3.10No Liability. None of the Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to two (2) years after the Effective Time, or immediately prior to such earlier date on which any cash that a holder of any Eligible Shares has the right to receive pursuant to this Article III in respect of such Certificate or Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth (i) in the Reports of the Company filed with or furnished to the SEC during the period from January 1, 2019 through the Business Day prior to the date of this Agreement to the extent that the relevance of any such disclosure with respect to any section of this Agreement is reasonably apparent on its face (excluding, in each case, any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) (it being understood that this clause (i) shall not apply to Section 4.3(a)) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company (the

Exhibit 2.1
“Company Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:
4.1Organization, Good Standing and Qualification. The Company (a) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and the Company is not in violation of any provision of such Organizational Documents, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.2Subsidiaries. Section 4.2 of the Company Disclosure Letter sets forth the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of the Company.
4.3Company Capital Structure.
(a)The authorized share capital of the Company consists of 50,000,000 shares of Company Capital Stock, of which 18,729,571 shares were issued and outstanding as of the close of business on October 27, 2021. The Company held no shares of its capital stock in treasury as of the close of business on October 27, 2021. As of the close of business on October 27, 2021, there were no shares of Company Capital Stock reserved for issuance, except (i) 334,579 shares of Company Capital Stock reserved for issuance under the Company Stock Plan, of which (A) 105,471 shares of Company Capital Stock were reserved for issuance upon the settlement or vesting of outstanding Company RSUs, including outstanding Company deferred stock units and (B) 229,108 shares of Company Capital Stock were reserved for issuance upon the settlement or vesting of outstanding Company PSUs (assuming achievement of applicable

Exhibit 2.1
performance goals at maximum value) and (ii) 3,484 shares of Company Capital Stock reserved for issuance under the ESPP.
(b)All of the outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of the Company’s Significant Subsidiaries is owned beneficially and of record by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, restriction, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions, an “Encumbrance”, and any action of correlative meaning, to “Encumber”). As of the date of this Agreement, except as set forth in this Section 4.3, there are no outstanding subscriptions, options, warrants, puts, call agreements, claims or other commitments or rights of any type that obligate the Company to issue, sell or transfer any equity securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company and neither the Company nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of the Company. The class of Company Capital Stock is registered under the Exchange Act. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Section 4.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the amount of cash dividends accrued with respect to Company RSUs and Company PSUs.
4.4Corporate Authority; Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to approval of this Agreement by the holders of 66 2/3% of the outstanding shares of Company Capital Stock entitled to vote on such matter at a meeting of the Company shareholders duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
4.5Governmental Filings; No Violations; Certain Contracts.

Exhibit 2.1
(a)Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (“Filings”) (i) pursuant to the MBCA, DGCL, the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, (iii) pursuant to federal and state securities, takeover and “blue sky” Laws and (iv) included in Section 4.5(a) of the Company Disclosure Letter as Requisite Regulatory Approvals (collectively, the “Approvals”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by the Company with, nor are any required to be obtained by the Company with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(b)Subject to obtaining the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of (1) the Company or (2) any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.5(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (i)(2), (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
4.6Reports; Internal Controls.
(a)The Company has filed or furnished, as applicable, on a timely basis, all forms, schedules, prospectuses, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2019 (the “Applicable Date”) (the forms, schedules, prospectuses, statements, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the Company’s “Reports”). Each of the Company’s Reports, at the time of its filing or being furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the rules and regulations thereunder. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), the Company’s Reports did not, and any of the Company’s Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act other than as part of

Exhibit 2.1
the Company’s consolidated group or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).
(b)The Company is, and has been at all times since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
(c)Since the Applicable Date, the Company has maintained disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company under the Exchange Act is recorded and reported within the time periods specified in the Exchange Act and all such information required to be disclosed under the Exchange Act is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure.
(d)The Company is not a party to, and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s consolidated financial statements.
(e)The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the

Exhibit 2.1
Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.
(f)Since the Applicable Date, none of the Company’s auditors, the Company Board and the audit committee of the board of directors of the Company has received any oral or written notification of (i) any “significant deficiency” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors, the Company Board and the audit committee of the Company Board any “material weakness” in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company.
4.7Financial Statements. The financial statements of the Company included in the Reports of the Company at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments which are not material, and to any other adjustments described therein, including the notes thereto and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.
4.8Absence of Certain Changes or Events.
(a)Since June 30, 2021 and through the date of this Agreement, except in connection with the negotiation and execution of this Agreement and other than as a result of COVID-19 or any COVID-19 Measures, (i) the Company and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course of Business and (ii) neither the Company nor any of its Subsidiaries has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to clause (vii), (viii), (xii), (xvi) or (xxii) (solely as it relates to the foregoing) of Section 6.1(b).
(b)Since December 31, 2020 and through the date of this Agreement, there has not been any Effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
4.9Litigation and Liabilities.
(a)There are no Proceedings before any Governmental Entity pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its

Exhibit 2.1
Subsidiaries, or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company or (ii) prevent or materially delay the consummation of the Transactions.
(b)Except for obligations and liabilities (i) reflected and reserved against in the Company’s most recent consolidated balance sheets (or the notes thereto) included in the Company’s Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course of Business since the date of the Company’s most recent consolidated balance sheets included in the Company’s Reports filed prior to the date of this Agreement or (iii) incurred in connection with or contemplated by this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be set forth on a consolidated balance sheet of the Company, whether or not accrued, contingent or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(c)Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There has not been since the Applicable Date nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
4.10Employee Benefits.
(a)Section 4.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan other than Benefit Plans that are maintained primarily for the benefit of Employees outside of the United States (“Non-U.S. Benefit Plans”).
(b)Except as set forth on Schedule 4.10(b) of the Company Disclosure Letter, with respect to each material Benefit Plan other than a Non-U.S. Benefit Plan (except, with respect to clauses (i) and (ii), for Benefit Plans that are filed publicly with the SEC), the Company has made available to Parent, to the extent applicable, accurate and complete copies of all (i) Benefit Plan documents, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) written descriptions of such Benefit Plan if such plan is not set forth in a written document or such written document is not available prior to the date of this Agreement, (iii) related trust documents, insurance contracts or funding vehicles, (iv) the most recently prepared actuarial report and (v) material correspondence to or from any Governmental Entity received since the Applicable Date with respect to any Benefit Plan of the Company.
(c)(i) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA and Non-U.S. Benefit Plans, has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Benefit Plan in

Exhibit 2.1
respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (iii) there are no pending or, to the Knowledge of the Company, threatened (in writing) claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(d)Except as set forth on Schedule 4.10(d) of the Company Disclosure Letter, with respect to each material ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of all of (i) the most recent summary plan description together with all summaries of material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (iii) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).
(e)Each ERISA Plan that is intended to be qualified under Section 401(a) has received a favorable determination letter from the IRS to the effect that such ERISA Plan satisfies the requirements of Section 401(a) of the Code (or, if such ERISA Plan is a pre-approved plan, such plan document has received a favorable opinion letter from the IRS that the form meets the tax qualification requirements and the Company or the applicable Subsidiary is entitled to rely on such favorable opinion letter) and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the reliance on such determination letter or favorable opinion letter. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.
(f)Except as set forth on Section 4.10(f) of the Company Disclosure Letter, neither the Company nor its ERISA Affiliates (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, or has any material liability with respect to, any “defined benefit plan,” whether or not subject to Title IV of ERISA, excluding any “multiemployer plan”; or (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) or, within the past six (6) years has had such an obligation to contribute, to a “multiemployer plan”.
(g)To the Knowledge of the Company, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such material liability.
(h)Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and, as set forth on Section 4.10(h) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to provide such benefits (excluding such Benefit Plan that provides for employer payment or subsidy of COBRA premiums).

Exhibit 2.1
(i)Except as set forth in Section 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Benefit Plan, (iv) otherwise give rise to any liability under any Benefit Plan, (v) limit or restrict the right to merge, terminate or amend any Benefit Plan on or following the Effective Time or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(j)Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement of the Company of any of its Subsidiaries provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(k)To the Knowledge of the Company, (i) all Non-U.S. Benefit Plans comply in all material respects with their terms, the terms of any collective bargaining, collective labor or works council agreements, and applicable local Law; (ii) all Non-U.S. Benefit Plans that are intended or required to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law; and (iii) each Non-U.S. Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been, except as otherwise would not be material to the Company, so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment in all material respects. As of the date of this Agreement, there is no material litigation pending or, to the Knowledge of the Company, threatened relating to any Non-U.S. Benefit Plan.
4.11Labor Matters.
(a)Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by or negotiating, any labor agreement, collective bargaining agreement or other labor-related agreements or arrangements with any labor union, labor organization or works council (“Labor Organization”). No Labor Organization, or group of employees of the Company or its Subsidiaries, has since the Applicable Date made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, since the Applicable Date, there have been no labor union organizing activities with respect to any employees of the Company or its Subsidiaries. Since the Applicable Date, there have been no actual, or, to the Knowledge of the Company, threatened, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages,

Exhibit 2.1
slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries, in each case that would be reasonably expected to have a Material Adverse Effect.
(b)The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except to the extent that non-compliance would not result in a Material Adverse Effect.
(c)None of the Company or its Subsidiaries is party to a settlement agreement entered into in the last five (5) years with a current or former director, officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any type of unlawful discrimination by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of Vice President or above. In the last five (5) years, to the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct or any type of unlawful discrimination have been made against (i) any officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at a level of Vice President or above.
(d)Each individual who is currently providing services to the Company or any of its Subsidiaries, or who previously provided services to the Company or any of its Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by the Company and its Subsidiaries, except in each case that would not be reasonably expected to have a Material Adverse Effect.
(e)To the Knowledge of the Company, no Employee of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality or non-competition agreement, that in any material way prohibits, adversely affects or restricts the performance of such Employee’s duties as presently conducted.
4.12Compliance with Laws; Licenses.
(a)The businesses of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(b)Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, nor has the Company received any notice or communication of material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Exhibit 2.1
(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such Licenses are in full force and effect in all material respects and (iii) to the Knowledge of the Company, there is not currently threatened any revocation, adverse modification or cancellation of any material License.
(d)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, since the Applicable Date, the Company and each of its Subsidiaries has at all times been in compliance with applicable (i) U.S. export controls laws and regulations, including the Export Administration Act, Export Control Reform Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) economic sanctions statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import and customs statutes and regulations, including those administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) antiboycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury and (v) economic sanctions, export and import controls and antiboycott Laws and regulations of other countries in which the business of the Company or any of its Subsidiaries is conducted (to the extent consistent with U.S. Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has been since the Applicable Date or currently is the subject of any disclosure (voluntary or directed), notice, charging letter or penalty issued, or to the Knowledge of the Company, any inquiry or investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by the Company pertaining to such matters. Neither the Company nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any directors, officers, Employees, independent contractors, consultants, agents and other representatives thereof, is located, organized or resident in, or doing business for or on behalf of the Company or any of its Subsidiaries in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
(e)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective Representatives are, and since the Applicable Date have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such Representatives and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of any pending or threatened Proceeding by or before any Governmental Entity involving the Company, any of its Subsidiaries or any of their Representatives involving the FCPA or any applicable anti-bribery, anti-corruption or anti-

Exhibit 2.1
money laundering Law, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
4.13Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties set forth in Section 5.7, the Company Board has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, and no other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the shares of Company Capital Stock or the Transactions. There is no shareholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.
4.14Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries are and have been since January 1, 2016, in compliance with all applicable Environmental Laws, which compliance includes the possession of and compliance with Licenses required pursuant to any Environmental Law for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted and all such Licenses are in full force and effect; (b) there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person on, under, from or affecting any properties or facilities currently, or, to the Knowledge of the Company, formerly, owned, leased or operated by the Company or any of its Subsidiaries under circumstances that would reasonably be expected to result in any claims, liabilities or investigation or remedial obligations pursuant to Environmental Laws against the Company or any of its Subsidiaries; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person whose conduct would result in liability to the Company or any of its Subsidiaries, has Released, disposed or arranged for the disposal of any Hazardous Materials at any other location under circumstances that would reasonably be expected to result in any claims or liabilities pursuant to applicable Environmental Laws against the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company any predecessor of any of them, is subject to any Governmental Order relating to obligations or liabilities under Environmental Laws or regarding Releases of or exposure to any Hazardous Materials, excluding any such matters that have been fully resolved with no remaining liability or obligation; (e) neither the Company nor any of its Subsidiaries has entered into any written agreement with respect to the sale of a real property, business or subsidiary by the Company or any of its Subsidiaries pursuant to which it has agreed to provide an indemnity with respect to liabilities under Environmental Law or with respect to Hazardous Materials, or has retained liability pursuant to Environmental Law or with respect to Hazardous Materials, excluding any such agreements that have expired or been terminated; (f) neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint from, or is subject to any Proceeding before, any Governmental Entity relating to or alleging noncompliance with or liability under Environmental Laws or regarding Releases of or exposure to any Hazardous Materials, excluding any such matters that have been fully resolved with no remaining liability or obligation, and no such matter is threatened to the Knowledge of the Company; and (g) the

Exhibit 2.1
transactions contemplated by this Agreement will not trigger an obligation to comply with the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22A-134 - 22A-134e.
4.15Tax Matters.
(a)The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all material Taxes that are due and payable (regardless of whether shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (C) have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, shareholder, creditor, independent contractor or third party (each as determined for Tax purposes); (D) have complied in all material respects with all applicable information reporting (and related withholding) and record retention requirements; and (E) have not waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(b)No deficiency with respect to a material amount of Taxes that has not been accrued on the Company’s financial statements has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no disputes, claims, audits or examinations before any Governmental Entity pending or, to the Knowledge of the Company, threatened in writing and there are no currently pending administrative or judicial Proceedings in each case regarding any material amount of Taxes of the Company or its Subsidiaries or the assets of the Company and its Subsidiaries.
(c)Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.
(d)Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.
(e)There are no Encumbrances for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.
(f)Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (B) a commercial agreement or arrangement the primary purpose of which is not Tax sharing, allocation or indemnification).
(g)Within the past two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the

Exhibit 2.1
meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h)Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under similar provisions of state or local Law.
(i)Neither the Company nor any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a prepaid amount received, accrued or paid, on or prior to the Closing Date, (C) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (D) an installment sale or open transaction disposition made prior to the Closing Date; (E) a ruling issued by any Taxing Authority with respect to the Company on or prior to the Closing Date; (F) deferred revenue accrued on or prior to the Closing Date; (G) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(j)Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(k)No Taxes of the Company or any of its Subsidiaries (including the employer and employee portion of any payroll Taxes) have been deferred under the CARES Act or under similar provisions of state, local, or non-U.S. Tax Law. Neither the Company nor any of its Subsidiaries has claimed any employee retention credit under the CARES Act or under similar provisions of state, local, or non-U.S. Tax Law.
4.16Intellectual Property.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries, each as applicable, exclusively own all right, title and interest to its Company Intellectual Property free and clear of all Encumbrances (except Permitted Encumbrances) and (ii) the Company’s Registered Intellectual Property is subsisting and, to the Knowledge of the Company, is not invalid or unenforceable. Since the Applicable Date, the Company has not received any written claim or notice from any Person alleging that the Registered Intellectual Property of the Company is invalid or unenforceable, which claim or allegation, if found proven by a court or other competent authority, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the operation of the respective businesses of the Company or any of its Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by the Company or its Subsidiaries does not, to the Knowledge of the Company, infringe, misappropriate or otherwise violate and, to the Knowledge of the Company, has not since the Applicable Date infringed, misappropriated or otherwise violated any Intellectual

Exhibit 2.1
Property of any other Person, and neither the Company nor any of its Subsidiaries has received any written allegation of same and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has since the Applicable Date infringed, misappropriated or otherwise violated, Company Intellectual Property, and neither the Company nor any of its Subsidiaries has alleged the same in writing.
(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has taken commercially reasonable efforts to protect and maintain its Company Intellectual Property, including using commercially reasonable efforts to maintain their material trade secrets in confidence.
(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company does not distribute or make available any material proprietary software to third parties pursuant to any license that requires the Party to also license or make available to third parties any material source code owned by the Company.
(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the IT Assets used by the Company or any of its Subsidiaries in the conduct of the business (i) have not malfunctioned or failed since the Applicable Date and (ii) are sufficient for the current needs of the businesses of the Company and its Subsidiaries.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no Person, since the Applicable Date, has gained unauthorized access to any IT Assets owned, used, or held for use by the Company or any of its Subsidiaries or the information stored or contained therein or transmitted thereby.
(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries is in compliance, and has since the Applicable Date complied, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of the Company or its Subsidiaries; and (ii) the Company and each of its Subsidiaries has, since the Applicable Date, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and

Exhibit 2.1
unauthorized access, use, modification or disclosure, and, to the Knowledge of the Company, there has been no incident of same.
4.17Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors’, officers’ and fiduciaries’ policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
4.18Material Contracts.
(a)Except for this Agreement, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract (other than any purchase orders and other than, except in the case of Section 4.18(a)(i), any lease, sublease, rental or occupancy agreement, license or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Real Property, any Benefit Plan or Contract relating to Insurance Policies):
(i)that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)that materially limits, curtails or restricts or, in the case of the Surviving Corporation, would materially limit, curtail, or restrict, the type of business in which the Company or the Surviving Corporation or any of their respective Subsidiaries or Affiliates may engage or the locations in which any of them may so engage in any business;
(iii)for any joint venture, partnership or similar arrangement, in each case that is material to the Company and its Subsidiaries, taken as a whole;
(iv)that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $20 million or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Transactions, other than Contracts between or among or for the benefit of the Company and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries and Contracts involving credit facilities of less than $20 million for international operations;

Exhibit 2.1
(v)including customer, client and supply Contracts, that involves annual consideration (whether or not measured in cash) of greater than $15 million, except for any purchase order or any Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;
(vi)that contains any provisions with respect to minimum purchase commitments of the Company or any of its Subsidiaries in excess of $15 million per year or in the next twelve (12) months;
(vii)is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which (A) the Company or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the date of this Agreement in excess of $20 million, (B) any third party has the right to acquire any assets of the Company or any of its Subsidiaries with a fair market value or purchase price of more than $20 million or (C) any third party has the right to acquire any interests in the Company or any of its Subsidiaries, other than, in the case of clauses (A) and (B), sales of goods or services in the Ordinary Course of Business;
(viii)requiring any capital commitment or capital expenditures (including any series of related expenditures) or pursuant to which the Company or any of its Subsidiaries, individually or collectively, have any obligations (including with respect to the purchase or sale of materials, supplies, goods, equipment or other assets), in each case, in excess of $20 million per year or in the next twelve (12) months;
(ix)that contains a change of control or similar provision that would require a payment to, or give rise to the termination and/or consent right of, the other party or parties in connection with the Merger, in each case to the extent that, following the consummation of the Merger, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;
(x)providing for any settlement of any Proceeding that (A) imposes material future limitations on the operation of the Company and its Subsidiaries or (B) involves (I) payments in excess of $10 million after the date hereof or (II) monitoring or reporting obligations to any other Person;
(xi)evidencing financial or commodity hedging or similar trading activities, including any interest rate or currency swaps or similar Contract to which the Company or any of its Subsidiaries is a party;
(xii)between the Company and its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

Exhibit 2.1
(xiii)between the Company and its Subsidiaries, on the one hand, and the U.S. Government (“U.S. Government Contract”), on the other; or
(xiv)pursuant to which the Company or its Subsidiaries (A) is restricted in its right to assert, use or register any material Company Intellectual Property, (B) transfers, licenses, or otherwise grants the right to use, register or acquire any material Company Intellectual Property or (C) acquires, uses, or has the right to use or register any Intellectual Property owned by a Person other than the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding in each case non-exclusive licenses (I) entered into in the Ordinary Course of Business or (II) to commercially available software with aggregate payments of less than $20 million.
Each such Contract described in this Section 4.18(a), together with all Contracts filed as exhibits to the Company’s Reports, is referred to herein as a “Material Contract”.
(b)A copy of each Material Contract, and any amendments thereto, of the Company or its Subsidiaries entered into prior to the date of this Agreement has been made available to Parent. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Material Contracts is binding on the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception, and is in full force and effect and (ii) each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under each Material Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder and (B) neither the Company nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.
4.19Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, (b) the Company or one of its Subsidiaries owns or leases all tangible personal property used in or necessary to conduct its business as currently conducted by the Company and (c) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.
4.20Real Property.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, with respect to the Owned Real Property of the Company, (i) the Company or one of its Subsidiaries, as applicable, has good and

Exhibit 2.1
marketable title to such Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.
(b)With respect to the Leased Real Property of the Company, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
4.21Affiliate Transactions. There are not, as of the date hereof or since the Applicable Date, any related party transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, in each case, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.
4.22Company Recommendation and Fairness. The Company Board has, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously (a) determined that it is in the best interests of the Company and the holders of shares of the Company Capital Stock, and declared it advisable, for the Company to enter into this Agreement, (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger and (c) resolved to recommend approval of this Agreement by the shareholders of the Company (the “Company Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2(e)(ii) or Section 6.2(e)(iii). The Company Board has received the opinion of its financial advisor, J.P. Morgan Securities LLC (“JP Morgan”), to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Company Capital Stock (other than Excluded Shares).
4.23Company Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that the Company has engaged JP Morgan as its financial advisor, the fees and expenses of which will be paid by the Company.
4.24Company Voting Requirements. The Requisite Company Vote is the only vote of holders of any securities of the Company and its Subsidiaries necessary to approve the Transactions.
4.25No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by the Company in this Article IV and in any certificate delivered by the Company pursuant to Article VII, neither the Company nor any other Person

Exhibit 2.1
makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company expressly disclaims any such other representations or warranties. The Company expressly disclaims reliance upon any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V and in any certificate delivered by Parent pursuant to Article VII. In particular, without limiting the foregoing, neither Parent or Merger Sub nor any other Person makes or has made, and the Company acknowledges that neither Parent or Merger Sub nor any other Person has made, any representation or warranty to the Company or any of the Company’s Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Affiliates or any of their respective businesses that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) or (b) except for the representations and warranties made by Parent or Merger Sub in Article V and in any certificate delivered by Parent pursuant to Article VII, any oral or written information made available to the Company or any of the Company’s Affiliates or Representatives in the course of their evaluation of Parent or Merger Sub, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.25 shall limit the Company’s remedies in the event of common law fraud arising from the express representations and warranties made by Parent or Merger Sub in Article V.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that:
5.1Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.
5.2Corporate Authority; Approval. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent (or a direct or indirect wholly-owned Subsidiary of Parent) as the sole stockholder of Merger Sub, and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Immediately following the execution and delivery of this Agreement, Parent shall, or shall cause

Exhibit 2.1
one of its Subsidiaries to, adopt this Agreement and the transactions contemplated hereby, including the Merger, in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, in all such cases in such entity’s capacity as the sole stockholder of Merger Sub, and promptly deliver a copy of such sole stockholder consent to the Company. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Transactions or to consummate the Transactions.
5.3Governmental Filings; No Violations.
(a)Other than the Filings (i) pursuant to the MBCA, DGCL, HSR Act, the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, (iii) pursuant to federal and state securities, takeover and “blue sky” Laws and (iv) included in Section 4.5(a) of the Company Disclosure Letter as Approvals, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.
(b)The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of their respective Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.
5.4Litigation. As of the date of this Agreement, there are no Proceedings (other than arising from or relating to the Transactions) before any Governmental Entity pending against or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.
5.5Financing.

Exhibit 2.1
(a)On or prior to the date hereof, Parent has delivered to the Company a true, complete and correct copy of (x) the executed commitment letter, together with all attachments thereto, from the Financing Entities party thereto, dated as of the date hereof (the “Commitment Letter”), pursuant to which the Financing Entities party thereto have committed, subject to the terms and conditions set forth therein, to provide debt financing (the “Financing”) to the Parent in the amounts described therein for the purposes of funding the transactions contemplated hereby and the related fees and expenses and (y) any fee letters, redacted to remove fee amounts and customary “flex” terms, none of which redacted provisions could reasonably be expected to adversely affect the conditionality, enforceability or availability, or reduce the aggregate principal amount of the Financing (collectively, the “Fee Letter” and together with the Commitment Letter, collectively, the “Commitment Papers”). As of the date hereof, the Commitment Papers are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect.
(b)As of the date hereof, the Commitment Papers, in the form so delivered, are a legal, valid and binding obligation of the Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, there is no agreement, side letter or arrangement relating to the Financing that could (x) reduce the aggregate amount of the Financing to be provided on the Closing Date to an amount that is less than the amount necessary, when combined with Parent’s other sources of available funds, to pay the Merger Consideration on the Closing Date or (y) increase the conditionality of the availability of such Financing, other than those set forth in the Commitment Papers. The Commitment Letter contains all of the conditions precedent to the obligations of the Financing Entities party thereunder to make the Financing available to the Parent on the terms therein. As of the date hereof, assuming that the representations and warranties in Article IV are true and correct, no event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach of Parent, or, to the Knowledge of Parent, of any other party to thereto, under any term or condition of the Commitment Papers, (ii) result in any of the conditions in the Commitment Letter not being satisfied or (iii) otherwise result in any portion of the Financing not being available on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d), as of the date hereof, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to Closing to be satisfied by it with respect to the Commitment Letter or that the full amount of the Financing will not be available as of the Closing. As of the date hereof, Parent has fully paid any and all commitment fees or other fees required by the Commitment Papers on or before the date hereof.
(c)Parent will have as of the Closing Date sufficient available funds to satisfy all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of the Merger Consideration, any Indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the consummation of the Merger and any premiums and fees incurred in connection therewith and fees and expenses related to the transactions contemplated hereby (collectively, the “Payment Obligations”). The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Exhibit 2.1
5.6Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, shares of Company Capital Stock contributed to it or pursuant to this Agreement and the Transactions.
5.7Ownership of Shares; Interested Stockholder. Neither Parent nor Merger Sub is, or at any time for the past three years has been, an “interested stockholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any shares of Company Capital Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Capital Stock.
5.8Brokers and Finders. Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company could be responsible in connection with the Transactions.
5.9No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by Parent and Merger Sub in this Article V and in any certificate delivered by Parent or Merger Sub pursuant to Article VII, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Parent and Merger Sub expressly disclaim any such other representations or warranties. Parent and Merger Sub expressly disclaim reliance upon any representations, warranties or statements relating to the Company or any of its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV and in any certificate delivered by Parent or Merger Sub pursuant to Article VII. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made, and Parent and Merger Sub each acknowledge that neither the Company nor any other Person has made, any representation or warranty to Parent, Merger Sub or any of Parent’s Affiliates or each of their Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Affiliates or any of their respective businesses that may have been made available to Parent, Merger Sub or any of their Representatives (including in certain “data rooms,” “virtual rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) or (b) except for the representations and warranties made by the Company in Article IV and in any certificate delivered by the Company pursuant to Article VII, any oral or written information made available to Parent or Merger Sub or any of Parent’s Affiliates or each of their Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.9 shall limit Parent’s or Merger Sub’s remedies in the event of common law fraud arising from the express representations and warranties made by the Company in Article IV.

Exhibit 2.1
ARTICLE VI

COVENANTS
6.1Interim Operations.
(a)The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except (w) as otherwise expressly contemplated by this Agreement, (x) as required by applicable Law, (y) for any COVID-19 Measures, subject, to the extent such applicable COVID-19 Measure is inconsistent with past practice, to prior consultation with Parent (to the extent such prior consultation is legally permissible and practicable) or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter, (i) the business of the Company and its Subsidiaries shall be conducted in all material respects in the Ordinary Course of Business and (ii) to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities and customers, suppliers, licensors, licensees, distributors, creditors, lessors and other business associates having material business relationships with the Company and its Subsidiaries and keep available the services of its and its Subsidiaries’ present officers and key Employees; provided that no action by the Company or any of its Subsidiaries with respect to matters whose subject matter is specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such other provision.
(b)Without limiting the generality of and in furtherance of Section 6.1(a), from the date of this Agreement until the Effective Time, except (v) as expressly contemplated by this Agreement, (w) as required by applicable Law, (x) for any COVID-19 Measures, subject, to the extent such applicable COVID-19 Measure is inconsistent with past practice, to prior consultation with Parent (to the extent such prior consultation is legally permissible and practicable), (y) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company, on its own account, shall not and shall cause its Subsidiaries not to:
(i)make or propose any change to the Company’s Organizational Documents or the Organizational Documents of any of the Company’s Subsidiaries;
(ii)except for any such transactions among its direct or indirect wholly owned Subsidiaries, (A) merge or consolidate itself or any of its Subsidiaries with any other Person or (B) restructure, reorganize or completely or partially liquidate;
(iii)acquire assets outside of the Ordinary Course of Business from any other Person (A) with a fair market value or purchase price in excess of $25 million in the aggregate in any transaction or series of related transactions (including incurring any Indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation or (B) that would

Exhibit 2.1
reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, in each case, other than transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries;
(iv)issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, Encumbrance of, or otherwise enter into any Contract with respect to the voting of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares (A) by its direct or indirect wholly owned Subsidiary to it or another of its direct or indirect wholly owned Subsidiaries, (B) in respect of equity-based awards outstanding as of the date of this Agreement or granted in accordance with Section 6.1(b)(xviii) or (C) granted in accordance with Section 6.1(b)(xviii), in each of clauses (B) and (C), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than the grant of equity-based awards in accordance with Section 6.1(b)(xviii));
(v)create or incur any Encumbrance (other than any Permitted Encumbrances) over any material portion of the Company’s and its Subsidiaries’ consolidated properties and assets that is not incurred in the Ordinary Course of Business on any of its assets or any of its Subsidiaries, except for Encumbrances (A) that are required by or automatically effected by Contracts in place as of the day hereof, (B) that do not materially detract from the value of such assets or (C) that do not materially impair the operations of the Company or any of its Subsidiaries;
(vi)make any loans, advances, guarantees or capital contributions to or investments in any Person (other than (A) to or from the Company and any of its direct or indirect wholly owned Subsidiaries or in accordance with Section 6.1(b)(xviii), (B) advances to Employees or consultants for travel and other business-related expenses in the Ordinary Course of Business or (C) extensions of trade credit in the Ordinary Course of Business) in excess of $10 million in the aggregate;
(vii)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or modify in any material respect its dividend policy;
(viii)reclassify, split, combine, subdivide or redeem, purchase (through the Company’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to the capital stock or other equity interests of a direct or indirect wholly owned Subsidiary of the Company, (A) in order to pay Taxes in connection with the exercise or vesting of Company Equity Awards outstanding as of the date hereof or granted in accordance with

Exhibit 2.1
Section 6.1(b)(xviii), pursuant to the terms of the Company Stock Plan and the applicable award agreement, in the Ordinary Course of Business or (B) the acquisition by the Company of any Company Equity Awards granted pursuant to any Company Stock Plan in connection with the forfeiture of such awards;
(ix)except as provided in the Company’s capital expenditure plan set forth in Section 6.1(b)(ix) of the Company Disclosure Letter, make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) not in excess of $20 million in the aggregate during any consecutive twelve (12) month period (other than capital expenditures within the thresholds set forth in Section 6.1(b)(ix) of the Company Disclosure Letter), (B) expenditures not in excess of $20 million (net of insurance proceeds) in the aggregate that the Company reasonably determines are necessary to avoid a material business interruption or maintain the safety and integrity of any asset or property or (C) paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, in each case in response to any unanticipated and subsequently discovered events, occurrences or developments;
(x)other than in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, amend, modify or supplement in a manner that is materially adverse to the Company or any of its Subsidiaries, waive any material rights under, or terminate any Material Contract other than (A) expirations and renewals of any such Contract in the Ordinary Course of Business in accordance with the terms of such Contract, (B) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under Intellectual Property owned by the Company or its Subsidiaries granted in the Ordinary Course of Business or (C) any agreement among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;
(xi)other than in the Ordinary Course of Business or with respect to amounts that are not material to the Company and its Subsidiaries, taken as a whole, cancel, release or waive any debts or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries except debts or claims among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;
(xii)(1) settle or compromise, or offer or propose to settle or compromise any material Proceeding, including before a Governmental Entity, except for such Proceedings that (A) involve solely monetary remedies with a value not in excess of $10 million in the aggregate to be paid by the Company and its Subsidiaries, (B) do not impose any restriction on the Company’s business or the business of its Subsidiaries, (C) do not relate to any Transaction Litigation and (D) do not include an admission of liability or fault on the part of the Company or its Subsidiary or (2) commence any material litigation or other claim, suit, action or proceeding, against any third party (excluding Parent or any of its Affiliates or Representatives) other than (A) in the Ordinary Course of Business consistent with past practice or (B) commencing any

Exhibit 2.1
counterclaim to preserve, protect or enforce any Intellectual Property or material assets of the Company (provided, that notwithstanding the preamble of this Section 6.1(b), in the case of this clause (2), the Company shall only be obligated to consult with Parent and consider in good faith Parent’s feedback thereon, including with respect to strategy, but shall not require Parent’s consent);
(xiii)fail to use commercially reasonable efforts to maintain in effect any material insurance policy, unless simultaneous with any termination, cancellation or lapse of such material insurance policy, replacement policies are in effect providing coverage substantially similar to the coverage under the terminated, cancelled or lapsed material insurance policies;
(xiv)adopt or implement any shareholder rights plan, “poison pill,” anti-takeover plan or other similar agreement or plan;
(xv)write down any of its material assets or materially amend any material financial accounting policies or procedures, except as required by changes to GAAP;
(xvi)(A) make, change or rescind any material election in respect of Taxes or accounting policies, (B) adopt or change an annual Tax accounting period or any material Tax accounting method, (C) enter into any closing agreement with respect to Taxes, (D) settle any material Tax claim, audit, assessment or dispute materially in excess of the amount reserved therefore, (E) surrender any right to claim a refund of a material amount of Taxes or (F) fail to file when due (taking into account any available extensions) any material Tax Return;
(xvii)transfer, sell, lease, license, grant, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of, any assets (tangible or intangible), product lines or businesses that are, in each case, material to it and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries, except in connection with (A) sales of or non-exclusive licenses of the foregoing provided in the Ordinary Course of Business, (B) sales of obsolete assets, (C) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $15 million in the aggregate other than pursuant to Material Contracts in effect prior to the date of this Agreement, or entered into after the date of this Agreement in accordance with this Agreement and (D) sales among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;
(xviii)except as set forth in Section 6.1(b)(xviii) of the Company Disclosure Letter, or as required by the terms of any Benefit Plan as in effect on the date hereof, as permitted under this Agreement or as required by applicable Law, increase or change the compensation or benefits payable to any Employee other than in the Ordinary Course of Business; further, except as (x) disclosed in Section 6.1(b)(xviii) of the Company Disclosure Letter or (y) as required pursuant to a Benefit Plan in effect as of the date of this Agreement or (z) as required pursuant to applicable Law, the Company shall not: (A) grant any new long-term incentive or equity-based awards or amend or

Exhibit 2.1
modify the terms of any such outstanding awards under any Benefit Plan, (B) grant any retention or transaction bonuses, (C) increase or change the compensation or benefits payable to any executive officer (other than (y) changes in health and welfare benefits that are generally applicable to all salaried Employees in the Ordinary Course of Business or (z) increases in the base salaries and benefits of any executive officer in the Ordinary Course of Business), (D) terminate, enter into, amend or renew (or communicate any intention to take such action) any material Benefit Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, or adopt any compensation or benefit arrangement that would be a material Benefit Plan if it were in existence as of the date of this Agreement, (E) accelerate the vesting of any compensation for the benefit of any Employee, (F) increase or change the severance terms applicable to any Employee, (G) take any action to fund or secure the payment of any amounts under any Benefit Plan (other than contributions to the trust of a tax-qualified employee benefit plan in effect on the date hereof), (H) other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any Benefit Plan, (I) waive, release, amend or fail to enforce the restrictive covenant obligation of any Employee who is in a position at or above the level of Senior Director or (J) terminate or transfer the employment or services of any Employee who is in a position at or above the level of Senior Director (other than for cause) or hire or engage any Person to be an Employee in a position at or above the level of Senior Director (provided, the Company shall consult with Parent regarding the termination or transfer of the employment or services of any Employee who is in a position at the level of Director (other than for cause) and the hiring or engagement of any Person to be an Employee in a position at the level of Director) and, in each case, consider in good faith Parent’s feedback thereon);
(xix)except as set forth in Section 6.1(b)(xix) of the Company Disclosure Letter, recognize any Labor Organization as the representative of any of the employees of the Company or its Subsidiaries, or become a party to, establish, adopt, modify, amend, renew, extend, commence negotiations for or terminate any collective bargaining agreement or other similar written agreement with a Labor Organization, in each case, other than in the Ordinary Course of Business or as required by applicable Law;
(xx)incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee any such Indebtedness, except for (A) Indebtedness for borrowed money incurred in the Ordinary Course of Business under the Company’s revolving credit facilities and other lines of credit existing as of the date of this Agreement and under equipment financings, (B) guarantees by the Company or any direct or indirect wholly owned Subsidiary of the Company of Indebtedness of the Company or any other direct or indirect wholly owned Subsidiary of the Company, (C) Indebtedness incurred in connection with a refinancing or replacement of existing Indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of Indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with the Indebtedness being refinanced or replaced), (D) Indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in

Exhibit 2.1
the Ordinary Course of Business, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (I) not entered for speculative purposes and (II) entered into in the Ordinary Course of Business and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement, (F) Indebtedness incurred by mutual agreement of the Parties in accordance with Section 6.6 or (G) Indebtedness incurred among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;
(xxi)convene any special meeting (or any adjournment or postponement thereof) of the Company’s shareholders other than the Company Shareholders Meeting (or any adjournment or postponement thereof in accordance with this Agreement); or
(xxii)agree, authorize or commit to do any of the foregoing.
(c)Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of the Company’s outside antitrust legal counsel, violate applicable Antitrust Law. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require compliance by any Party if such compliance would result in the violation of any rule, regulation or policy of any applicable Law.
6.2Acquisition Proposals; Change of Recommendation.
(a)No Solicitation. Except as expressly permitted by this Section 6.2, the Company shall not, none of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall not authorize any of its or their respective other Representatives, and shall use reasonable best efforts to cause such other Representatives not to, directly or indirectly:
(i)initiate, solicit, knowingly encourage (including by way of furnishing information relating to the Company or any of its Subsidiaries) or knowingly take any action designed to facilitate any an Acquisition Proposal, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;
(ii)engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations);
(iii)provide any nonpublic information relating to, or afford access to the business, properties, assets, books or records of, the Company or any of its

Exhibit 2.1
Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to an Acquisition Proposal;
(iv)otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
(v)take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company’s Organizational Documents, inapplicable to any transactions contemplated by any Acquisition Proposal; or
(vi)resolve, agree, authorize or commit to do any of the foregoing.
(b)Exceptions. Notwithstanding anything in Section 6.2(a) to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, in response to a bona fide written Acquisition Proposal received after the date of this Agreement (that did not arise from or in connection with a breach of the obligations set forth in Section 6.2), the Company may:
(i)provide information in response to a request therefor (including nonpublic information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal and its Representatives and financing sources, provided that (A) such information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person (but in any event within twenty-four (24) hours after the provision of such information), except to the extent making such information available to Parent would violate applicable Law and (B) prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms that are at least as restrictive in the aggregate on the other party as the terms in the Confidentiality Agreement are on Parent (provided that such confidentiality agreement need not include any “standstill” terms if and to the extent that Parent is, concurrently with entry by the Company or its Subsidiaries into such confidentiality agreement, released from any standstill (or similar obligation) in the Confidentiality Agreement), and which confidentiality agreement does not prohibit compliance with this Agreement; and
(ii)participate in any discussions or negotiations with, and only with, such Person and its Representatives and financing sources regarding such bona fide written Acquisition Proposal;
in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor that, based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

Exhibit 2.1
(c)Representatives. The Company shall use reasonable best efforts to ensure that its Representatives are aware of the provisions of this Section 6.2.
(d)Notice of Acquisition Proposals. The Company shall promptly (and, in any event, within twenty-four (24) hours) give notice to Parent if, after the date of this Agreement, any Acquisition Proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to an Acquisition Proposal is received by it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions thereof and thereafter shall (i) keep Parent reasonably informed of the status and material terms of such Acquisition Proposal, request or inquiry (including any amendments thereto), and discussions or negotiations concerning the material terms thereof and (ii) as promptly as practicable (and in any event, within twenty-four (24) hours following the receipt or delivery thereof), provide Parent with unredacted copies of any written proposal, proposed transaction agreement or other written material that describes the terms and conditions of any Acquisition Proposal.
(e)No Change of Recommendation.
(i)Except as permitted by Section 6.2(e)(ii), Section 6.2(e)(iii) or Section 6.2(f), the Company Board, including any committee thereof, agrees it shall not:
(A)withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) the Company Recommendation in a manner adverse to Parent or Merger Sub;
(B)following the date any Acquisition Proposal or any material modification thereto is first made public or sent or given to shareholders of the Company, fail to issue a press release publicly reaffirming the Company Recommendation within ten (10) Business Days (or, if earlier, prior to the Company Shareholders Meeting) following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal, except that Parent may make an additional request after any material change in the terms of such Acquisition Proposal);
(C)fail to include the Company Recommendation in the Proxy Statement or make or expressly authorize by resolution the making of any public statement (oral or written) by any Company director or officer that is known to, or reasonably foreseeable by, the Company Board to have the same consequences as a withdrawal, qualification, amendment or modification of the Company Recommendation;
(D)fail to recommend against acceptance of a tender or exchange offer by its shareholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Capital Stock (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after receipt of a written request of Parent following the commencement of such tender offer or exchange offer (or, if earlier, prior to the Company Shareholders Meeting) (for the avoidance of doubt, the taking of no position or a neutral position by the

Exhibit 2.1
Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer);
(E)approve or recommend, or publicly declare advisable or publicly propose to approve or recommend any Acquisition Proposal or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (any of the actions set forth in the foregoing clauses (A), (B), (C), (D) and this clause (E), a “Change of Recommendation”),
(F)cause or permit the Company to enter into an Alternative Acquisition Agreement constituting or related to, or which is intended to or would reasonably be expected to lead to an Acquisition Proposal.
(ii)Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, if a bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a material breach of the obligations set forth in Section 6.2(a) is received by the Company and is not withdrawn, and the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal, the Company Board may (x) effect a Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.4(b), in order to enter into a definitive written agreement with respect to such Superior Proposal; provided, however, that, prior to taking such action described in clauses (x) or (y) above, the Company has given Parent written notice of such action and the basis therefor four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action (such notice, the “Board Recommendation Notice”) and include a copy of the most current version of the proposed agreement under which transaction contemplated by such Superior Proposal is proposed to be consummated. After giving such Board Recommendation Notice and prior to taking any action described in clauses (x) or (y) above, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal. At the end of the four (4) Business Day period, prior to and as a condition to taking any action described in clauses (x) or (y) above, the Company Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent and any other proposals offered in writing by Parent in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that in the case of such Acquisition Proposal, such Acquisition Proposal would continue to constitute a Superior Proposal, if such changes offered in writing by Parent were to be given effect. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal

Exhibit 2.1
for purposes of Section 6.2(d) and this Section 6.2(e)(ii) and require a new Board Recommendation Notice, except that references in this Section 6.2(e)(ii) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days” and such two (2) Business Day period shall expire at 11:59 p.m. on the second (2nd) Business Day immediately following the day on which such new Board Recommendation Notice is delivered (it being understood and agreed that in no event shall any such additional two (2) Business Day period be deemed to shorten the initial four (4) Business Day period).
(iii)Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may effect a Change of Recommendation (A) if an Intervening Event has occurred and (B) prior to taking such action, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Change of Recommendation, the Company has given Parent a Board Recommendation Notice four (4) Business Days in advance, which notice shall include a reasonably detailed description of such Intervening Event. After giving such Board Recommendation Notice and prior to effecting a Change of Recommendation, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement. At the end of the four (4) Business Day period, prior to and as a condition to effecting a Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent and any other proposals offered in writing by Parent in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f)Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall prohibit the Company from (i) complying with its disclosure obligations under applicable United States federal or state Law including with regard to an Acquisition Proposal, (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or (iii) contacting any Person or group or their respective Representatives who has made a bona fide written Acquisition Proposal that was not solicited in breach of this Section 6.2 solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal; provided that, the foregoing notwithstanding, the Company may not effect a Change of Recommendation except in accordance with Section 6.2(e)(ii) or Section 6.2(e)(iii).
(g)Existing Discussions. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly deliver a written notice to each such Person providing only that the Company is ending all discussions

Exhibit 2.1
and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company will promptly terminate all physical and electronic data access previously granted to such Persons.
(h)Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of their respective Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.
6.3Proxy Statement Filing; Information Supplied.
(a)As promptly as practicable after the date of this Agreement, but in any event within twenty (20) Business Days after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the preliminary proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”). The Company shall use its reasonable best efforts to respond promptly to comments from the SEC and, after the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement, to promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall promptly notify Parent of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall promptly provide to Parent copies of all correspondence between it or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall not file or mail the Proxy Statement, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that no such approval of Parent shall be required with respect to any amendment or supplement of the Proxy Statement in connection with a Change of Recommendation. Each of Parent and Merger Sub will promptly furnish to the Company the information relating to it as required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and provide such other information and assistance as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement.
(b)Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions

Exhibit 2.1
of the Securities Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, either Party obtains Knowledge of any information pertaining to it or previously provided by it for inclusion in the Proxy Statement that would require any amendment or supplement to the Proxy Statement so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Party and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company shareholders.
(c)The Company will provide legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement, responses to any comments from the SEC with respect thereto, and other documents related to the Company Shareholders Meeting, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the shareholders of the Company. The Company shall consider in good faith and incorporate, in the Company’s discretion following such good faith consideration, the reasonable comments thereon of Parent and its legal counsel. Notwithstanding the foregoing, the provisions of this Section 6.3(c) shall not apply with respect to information relating to a Change of Recommendation.
6.4Shareholders Meeting.
(a)The Company will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Company Shareholders Meeting as promptly as practicable (but in no event later than forty five (45) days after (1) the tenth (10th) day after the preliminary Proxy Statement has been filed with the SEC (or, if such date is not a Business Day, the next succeeding Business Day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (2) if by such tenth (10th) day the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms in writing that it has no further comments on the Proxy Statement), to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except (i) to the extent required by Law (after consultation with outside legal counsel) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law or (ii) if, as of the time for which the Company Shareholders Meeting was originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Capital Stock represented (either in person or by proxy) and voting to approve this Agreement or to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; provided that in no event will the Company postpone or adjourn the Company Shareholders Meeting (x) in the case of clause (i), by more than ten (10) Business Days or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law or (y) in the case of clause (ii), by more than ten (10) Business Days in connection with any one postponement, recess or adjournment or more than an aggregate of twenty (20) Business Days from the original date. The Company shall, subject to the right of the Company Board to effect a Change of Recommendation in accordance with Section 6.2(e)(ii) or Section 6.2(e)(iii), include the

Exhibit 2.1
Company Recommendation in the Proxy Statement and use reasonable best efforts to solicit from the shareholders of the Company proxies in favor of the proposal to approve this Agreement and to secure the Requisite Company Vote (it being understood that the foregoing shall not require the Company Board to recommend in favor of the approval of this Agreement, if a Change of Recommendation has been effected in accordance with Section 6.2(e)(ii) or Section 6.2(e)(iii)). The Company shall, at the instruction of Parent, postpone or adjourn the Company Shareholders Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to approve this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Requisite Company Vote. The Company will establish a record date for the Company Shareholders Meeting in reasonable consultation with Parent and subject to compliance with the MBCA and Exchange Act. In no event will the record date be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except (i) in the event that any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and the Company Shareholders Meeting is postponed pursuant to this Section 6.4(a) or (ii) the Company postpones the Company Shareholders Meeting at the instruction of Parent, and in either case, as a result, the initial record date fixed by the Company Board is more than 70 days before the date of the subsequent meeting.
(b)The Company agrees (i) to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (ii) to give written notice to Parent one (1) Business Day prior to the Company Shareholders Meeting and on the day of, but prior to the Company Shareholders Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote have been obtained.
(c)Without limiting the generality of the foregoing, but subject to the Company’s right to terminate this Agreement pursuant to Section 8.4(b), the Company agrees that its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.4 shall not be affected by the making of a Change of Recommendation by the Company Board, and its obligations pursuant to this Section 6.4 shall not be affected by the commencement of or announcement or disclosure of or communication to the Company, of any Acquisition Proposal (including any Superior Proposal) or the occurrence or disclosure of an Intervening Event.
(d)The only matters to be voted upon at the Company Shareholders Meeting shall be the Requisite Company Vote and routine proposals required in connection with such vote.
6.5Cooperation; Efforts to Consummate.
(a)On the terms and subject to the conditions set forth in this Agreement (including Section 6.2), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to cause the conditions to Closing in Article VII to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the Outside Date) and consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as

Exhibit 2.1
reasonably practicable and advisable all documentation to effect all necessary notices, reports and other Filings, obtaining as promptly as reasonably practicable (and in any event no later than the Outside Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations (“Consents”) necessary or advisable to be obtained from any (i) third party or Governmental Entity (in its capacity as a customer) in respect of any Material Contract or (ii) otherwise from any Governmental Entity in order to consummate the Transaction and executing and delivering any additional instruments necessary to consummate the Transactions; provided, however, that, in the case of any Consent under clause (i), the Company shall not be required to (a) make any payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Material Contract (other than a U.S. Government Contract as required to comply with applicable Law) or (c) otherwise make any accommodation or provide any benefit, in each case, that is not conditioned on the consummation of the Merger.
(b)In furtherance and not in limitation of the undertakings pursuant to Section 6.5(a), each of Parent and the Company shall (A) (i) within ten (10) Business Days after the date of this Agreement (or such other date as may be mutually agreed to by Parent and the Company), prepare and file the notifications required under the HSR Act; and (ii) as promptly as reasonably practicable and advisable after the date of this Agreement, but in no event later than as required by applicable Law, prepare and file any notification and report forms and related material required under any other applicable Antitrust Laws or Foreign Investment Laws (if any) with respect to the transactions contemplated by this Agreement as set forth on Section 4.5(a) of the Company Disclosure Letter, and any additional Filings or notifications and related material that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (B) provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by other Governmental Entities under applicable Antitrust Laws or Foreign Investment Laws (if any).
(c)The Parties shall cooperate in good faith to promptly, and in any event no later than fifteen (15) Business Days after the date hereof, identify any additional Filings required in connection with the Transactions under any Antitrust Law or Foreign Investment Law applicable in the jurisdictions listed in Section 6.5(c) of the Company Disclosure Letter and determine whether any such additional Filing is to be included among the Requisite Regulatory Approvals, applying for such purpose the same standards of legal and business significance as were used by the parties in agreeing to the list set forth in Section 4.5(a) of the Company Disclosure Letter as of the date of this Agreement. To the extent the Parties mutually agree that any such Filings are to be included among the Requisite Regulatory Approvals, such Filings shall be added to Section 4.5(a) of the Company Disclosure Letter as if the Parties had included them in Section 4.5(a) of the Company Disclosure Letter as of the date of this Agreement. Each of the Company and Parent shall provide the other Party with all information requested by such Party that is reasonably necessary to identify any such Filings.
(d)Without limiting the generality of the undertakings pursuant to this Section 6.5, but on the terms and subject to the conditions set forth in this Agreement, including

Exhibit 2.1
Section 6.5(e), each of the Company and Parent agree to use its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (A) avoid the entry of and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Transactions, including (I) the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Proceeding by any person or entity (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and (II) (x) proposing, negotiating, committing to and agreeing to sell, lease, license, divest or otherwise dispose of, or hold separate pending such disposition, (y) agreeing to restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ (including the Company’s) or Affiliates’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets or (z) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company or Parent or either of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions) (such sale, lease, license, defense through litigation, divestiture, disposal and holding separate or other action described in clauses (I) or (II), a “Regulatory Remedy”) if such Regulatory Remedy should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions to occur no later than the Outside Date. Nothing in this Section 6.5(d) shall require either Parent or the Company to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.
(e)Notwithstanding anything in this Section 6.5 to the contrary, neither this Section 6.5 nor the “reasonable best efforts” standard herein shall require, or be construed to require, (x) the Company or Parent or any of their respective Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article VII as they apply to such Party or (ii) take, effect or agree to any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing, or (y) Parent or any of its Subsidiaries or other Affiliates to take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, effected or agreed to, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of (A) the Company and its Subsidiaries, taken as a whole from and after the Effective Time or (B) Parent and its Subsidiaries (excluding the Company and its Subsidiaries), taken as a whole from and after the Effective Time, treating for this purpose the effects of all Regulatory Remedies as if they affected a company the size of, and having the financial and operating metrics of, the Company and its Subsidiaries, taken as a whole (any such effect described in clause (A) or (B), a “Burdensome Effect”).
(f)Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent and their respective counsel shall, in connection

Exhibit 2.1
with the efforts referenced in this Section 6.5, (i) cooperate in all respects with each other in connection with any Filing with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, (ii) where legally permissible, have the right to review in advance, and to the extent practicable each shall consult and consider in good faith the views of the other regarding, any material filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by this agreement, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Entity and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement. Parent shall, on behalf of the Parties and in reasonable consultation with the Company, have the right, in its sole discretion, to determine the nature and timing of any Regulatory Remedy made for the purpose of securing any required approvals under the Antitrust Laws or Foreign Investment Laws to the extent any Regulatory Remedy would be conditioned upon and only be effective after the Closing.
6.6Financing and Indebtedness.
(a)Unless Parent has, and will have on the Closing Date, sufficient cash on hand or other sources of available funds to satisfy the Payment Obligations, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on substantially the same terms and conditions described in or contemplated by the Commitment Papers so that the funds contemplated thereby are available on the Closing Date, including using reasonable best efforts to (i) comply with its obligations under the Commitment Papers and any definitive agreements related thereto (collectively, the “Financing Documents”), (ii) maintain in full force and effect in accordance with their respective terms the applicable Financing Documents, (iii) negotiate and enter into the Financing Documents on a timely basis so that such documents are in effect as promptly as practicable but in any event no later than the Closing Date, (iv) satisfy as promptly as practicable and on a timely basis all conditions applicable to Parent or its Subsidiaries contained in the applicable Financing Documents (other than those conditions that by their terms will be satisfied on the Closing Date) so that the Financing will be able to be consummated no later than the Closing Date, (v) enforce its rights under the Commitment Letter in the event of a breach by the Financing Entities thereunder and (vi) consummate the Financing no later than the Closing Date.

Exhibit 2.1
(b)Parent shall keep the Company reasonably informed of the status of and material developments in respect of the Financing. Parent shall give the Company prompt notice (i) after obtaining knowledge thereof with respect to the Financing Entities, of any breach or default (or any event that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Document, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (1) any breach, default, termination or repudiation by any party to any Financing Document, (2) any material dispute or disagreement between or among parties to any Financing Document with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or any other event or condition that could reasonably be expected to cause a condition to the Commitment Letter or Financing Documents not to be satisfied or (3) any refusal by any Financing Entity to fund its commitment under the Commitment Letter or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing in an amount necessary, when combined with Parent’s other sources of available funds, to consummate the Transactions; provided that in no event will Parent be under any obligation to disclose any information pursuant to this Section 6.6(b) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive or compromise such privilege.
(c)Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination of, or grant any waiver of, any condition, remedy or other provision under, the Commitment Papers without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination or waiver would or would reasonably be expected to (i) prevent or materially delay the Closing, (ii) reduce the aggregate amount of the Financing to an amount which is insufficient for Parent, when taken together with other cash on hand and other funding sources, to fund the Payment Obligations upon the terms contemplated by this Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing contemplated by the Commitment Papers, in each case, in a manner that would adversely impact in any material respect the ability to obtain such Financing on or prior to the Closing Date to the extent such Financing is necessary in order to fund the Merger Consideration or (iv) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Papers. Notwithstanding anything herein to the contrary, it is agreed that Parent may modify, supplement or amend the Commitment Papers to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Papers as of the date hereof. Upon any amendment, supplement, modification, replacement, termination or waiver of the Commitment Papers, Parent shall promptly deliver a copy thereof to the Company and (i) references herein to “Commitment Papers” shall include such documents as amended, supplemented, modified, replaced, terminated or waived in compliance with this Section 6.6 and (ii) references to the “Financing” shall include the financing contemplated by the Commitment Papers as amended, supplemented, modified, replaced, terminated or waived in compliance with this Section 6.6.
(d)If any portion of the Financing becomes unavailable on the terms and subject to the conditions set forth in the Commitment Papers and any related “flex” provisions of

Exhibit 2.1
the Fee Letter, unless Parent has sufficient cash on hand or other sources of available funds, Parent shall (i) promptly (and in any event within two (2) Business Days) notify the Company of such unavailability and the reasons therefor, (ii) as promptly as practicable use its reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”) (which Alternative Financing shall have terms and conditions (including fees and “flex” provisions) not less favorable in any material respect than those set forth in the Commitment Papers and in an aggregate amount such that Parent will have on the Closing Date sufficient funds to consummate the Transactions on the Closing Date) to replace any unavailable portion of the Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.2; provided that such Alternative Financing shall not have conditions to funding of the Financing that are less favorable in any material respect to Parent than those in the original Commitment Papers, (iii) promptly (and in any event within two (2) Business Days) provide to the Company true, correct and complete copies of the commitment letter and related fee letter(s) (redacted to remove fee amounts and other economic terms) relating to such Alternative Financing to replace the Financing and (iv) keep the Company reasonably informed of developments in respect of the process of obtaining such Alternative Financing. All references herein to the “Financing” shall be deemed to include any such Alternative Financing, and all references herein to the “Commitment Letter”, the “Fee Letter” and “Commitment Papers” shall include the applicable commitment letter and related fee letter(s) for any such Alternative Financing.
(e)The Company shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to provide reasonable and customary cooperation reasonably requested by Parent in connection with arranging, obtaining, syndicating and consummating the Financing or any other debt financing contemplated in lieu thereof (collectively, the “Debt Financing”), including, to the extent so requested: (i) furnishing Parent with (A) audited consolidated statements of financial position and related statements of operations, comprehensive income, shareholders’ equity and cash flows of the Company for the most recently completed fiscal year ended at least sixty (60) days prior to the Closing Date, and (B) unaudited consolidated statements of financial position and related statements of operations, comprehensive income, shareholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended after the date of the audited financial statements delivered pursuant to clause (A) above and at least forty (40) days prior to the Closing Date (and the corresponding period in the prior fiscal year); (ii) reasonably assisting Parent and the Financing Entities in the preparation of offering and syndication materials for the Debt Financing, including by providing customary information for due diligence purposes and customary letters authorizing the distribution of information relating to the Company to Financing Entities; (iii) requesting the consent of, and customary comfort letters from, the Company’s independent accountants if necessary for Parent’s use of the Company’s financial statements; (iv) after request by Parent at least ten (10) Business Days prior to the Closing Date, furnishing at least three Business Days prior to the Closing Date any documentation and other information regarding the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering and anti-terrorist financing rules and regulations to the extent requested by the Financing Entities; and (v) instructing appropriate members of senior management to participate, upon reasonable advanced written notice and at mutually agreeable dates and times, in a reasonable number of rating agency presentations, due diligence sessions and meetings or conference calls (it being understood that such meetings shall only occur telephonically or by videoconferencing) with

Exhibit 2.1
prospective lenders and other Financing Entities. Notwithstanding any other provision set forth herein or in any other agreement between Parent or Merger Sub, on the one hand, and the Company, on the other hand (or their respective Affiliates), the Company agrees that Parent may share customary information with respect to the Company and its Subsidiaries with the Financing Entities, and that Parent and such Financing Entities may share such information with potential financing sources in connection with any marketing efforts for the Debt Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Parent or any of its Subsidiaries pursuant to this Section 6.6(e) agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidential provisions contained in customary bank books and offering memoranda. The Company, on behalf of itself and its Subsidiaries, hereby consents to the use of their logos in connection with the Debt Financing; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.
(f)Nothing in Section 6.6(e) shall require cooperation to the extent that it would or would reasonably be expected to (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company or its Subsidiaries, (ii) require the Company or any of its Subsidiaries to violate any applicable Law or any Organizational Document of the Company or any of its Subsidiaries or to violate any contract material to the business of the Company and its Subsidiaries, taken as a whole, (iii) require the Company or any of its Subsidiaries to pay any fees or expenses or incur any liability other than for which the Company shall have received reimbursement from Parent, (iv) cause any representation, warranty, covenant or agreement in this Agreement to be breached by the Company and its Subsidiaries or cause any condition to Closing set forth in Article VII (other than the condition in Section 7.2(b) as it relates to the Company’s performance of its obligations in Section 6.6(e)) to fail to be satisfied (in each case, unless waived in writing by Parent), (v) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (vi) require the Company or any of its Subsidiaries to authorize or enter into any document in connection with the Debt Financing that would be effective prior to the Effective Time (other than customary authorization letters for purposes of effecting the cooperation envisioned hereunder), (vii) result in the loss of any legal or other applicable privilege by the Company or any of its Subsidiaries, (viii) require the Company or any of its Subsidiaries to agree to amend or modify any existing Contract to which it is a party or (ix) require the Company, any of its Subsidiaries or any of their respective Representatives to provide any legal opinions or prepare any pro forma financial information, budgets or projections (which shall be the sole responsibility of Parent to prepare). Notwithstanding anything to the contrary contained herein, prior to the Closing, (y) none of the Company or any of its Subsidiaries shall have any liability (whether in contract, tort or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations under the agreements for the Debt Financing and (z) the Debt Financing shall not contain any restrictive covenant or other obligation that is required to be performed or complied with by the Company or any of its Subsidiaries prior to the Closing. The Company’s obligations under Section 6.6(e) are the sole obligations of the Company with respect to cooperation in connection with the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b) as applied to the Company’s obligations under Section 6.6(e) shall be deemed satisfied unless the Debt Financing

Exhibit 2.1
has not been obtained as a direct result of the Company’s intentional material breach of its obligations under Section 6.6(e) to the extent such breach is the primary cause of the unavailability of the Debt Financing.
(g)Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or Representatives in connection with the cooperation and assistance contemplated by Section 6.6(e) (including professional fees and expenses of accountants, legal counsel and other advisors).
(h)Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with Section 6.6(e) except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives.
(i)No later than two (2) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to obtain a customary payoff letter effective as of the Closing, in form and substance reasonably acceptable to Parent, from the lenders under the Company Credit Agreement (or the agent of such lenders), which payoff letter shall (a) confirm the full principal amount then outstanding, along with accrued interest thereon and all fees and other amounts accrued under the Company Credit Agreement and related loan documents (the “Payoff Amount”), (b) contain payment instructions, (c) state that upon receipt of the Payoff Amount, the outstanding Indebtedness, liabilities, liens and guarantees under the Company Credit Agreement and related loan documents (but excluding any contingent obligations, including indemnification obligations or other obligations that, by their terms, survive the payment in full of the obligations under the Company Credit Agreement and the related loan documents, as applicable, that in any such case are not then-due and payable) will be automatically satisfied, released and discharged in full, as applicable and (d) include an authorization for the Company or Parent to file UCC termination statements and any other applicable lien release documents upon such payment.
(j)Notwithstanding any provision of this Section 6.6, Parent and Merger Sub each acknowledge and agree that the obtaining of financing by Parent or Merger Sub is not a condition to the Closing, and reaffirm their respective obligations to consummate the Transactions in accordance with the terms of this Agreement irrespective and independently of the availability of any financing.
6.7Information; Access and Reports.
(a)Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably

Exhibit 2.1
necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Parent and subject to any COVID-19 Measures, use reasonable best efforts to afford Parent’s officers and other authorized Representatives reasonable access, solely for the purpose of furthering the Transactions, for integration planning purposes, in connection with synergy identification and analysis and investigation and review of the business, operations and activities of the Company and its Subsidiaries (provided that such investigation and review shall be limited to existing Contracts, books and records as of the date of this Agreement and Contracts, books and records created after the date hereof in the Ordinary Course of Business), in each case, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, Employees, agents, Contracts, books and records (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters), as well as properties, offices and other facilities; provided that such access does not unreasonably interfere with the Company’s normal operations.
(b)The foregoing provisions of this Section 6.7 shall not require and shall not be construed to require either the Company or Parent to permit any access to any of its officers, Employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent, as applicable, would (i) result in the disclosure of competitively sensitive information or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law, (iii) waive or jeopardize the protection of any attorney-client privilege or (iv) result in the disclosure of any trade secrets in a manner that would result in any such trade secrets no longer being protected as such under applicable Law following such disclosure. In the event that the Company or Parent, as applicable, objects to any request submitted pursuant to and in accordance with this Section 6.7 and withholds information on the basis of the foregoing clauses (i) through (iv), the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. Each of the Company and Parent, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.7 shall be directed to the Person designated by the Company or Parent, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Parent and its Subsidiaries and their respective Representatives shall not be permitted to perform onsite environmental study with respect to any property of the Company or any of its Subsidiaries.
(c)No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and

Exhibit 2.1
warranties of the Company set forth in this Agreement, and no exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.
6.8Stock Exchange Listing and Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Capital Stock from the NYSE and the deregistration of the shares of Company Capital Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.9Publicity. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this agreement shall be in the form heretofore agreed to by the Parties. The Company and Parent shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided that (a) each Party may issue any such press release or make any public statement as may be required by applicable Law or any listing agreement with any national securities exchange and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 6.9; provided, further, that the second sentence of this Section 6.9 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement. Notwithstanding anything in this Section 6.9 to the contrary, the Company shall not be required by any provision of this Agreement to consult with or obtain any approval from Parent or Merger Sub with respect to a public announcement or press release issued in connection with a Change of Recommendation other than as set forth in Section 6.2.
6.10Employee Benefits.
(a)Each Employee who continues to remain employed with the Parent or the Surviving Corporation (each such employee, a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending twelve (12) months following Effective Time (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities and target long-term incentive compensation opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, in each case, without regard to other award features, and (iii) other compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (excluding equity) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Additionally, each Continuing Employee shall, during the Continuation Period, be provided with

Exhibit 2.1
severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time.
(b)Parent shall, or shall cause the Surviving Corporation to, (i) waive any pre-existing condition limitations under any employee benefit plan of Parent or the Surviving Corporation for any condition for which a Continuing Employee would have been entitled to coverage under the corresponding Benefit Plan in which such Continuing Employee participated prior to the Effective Time and (ii) credit Continuing Employees under such employee benefit plans for any eligible expenses incurred by such Continuing Employees and their covered dependents under a Benefit Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements and other out-of-pocket expenses applicable to such Continuing Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.
(c)From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide credit to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Benefit Plans; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service.
(d)As soon as practicable after the Closing Date (but no later than the first payroll period after the Closing Date), the Surviving Corporation shall pay, less any required withholding Taxes, to each eligible Continuing Employee any unpaid annual cash bonus for the preceding fiscal year. In addition, the Surviving Corporation shall pay, less any required withholding Taxes, to each Continuing Employee, the annual cash bonus earned for the fiscal year in which the Closing Date occurs at the time bonuses are typically paid under the Surviving Corporation’s annual bonus plan, subject to the Continuing Employee’s continued employment through such date, except that, in the event of a “Qualifying Termination” (as defined in Section 6.10(d) of the Company Disclosure Letter), the Surviving Corporation shall pay a pro-rated cash bonus based on the number of days in the applicable performance period that have elapsed as of the date of the Qualifying Termination divided by 365, based on the achievement of the target level of performance (or, if greater, the level determined by actual performance immediately before the Qualifying Termination).
(e)The Parties acknowledge and agree that all provisions contained in this Section 6.10(e) are included for the sole benefit of the Parties and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, except to the extent necessary to satisfy the last sentence of Section 6.10(a) (regarding post-Closing severance obligations) or (iii) shall confer upon any Person who is not a party to this Agreement any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Exhibit 2.1
6.11Expenses. Subject to Section 8.5, whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the party incurring such cost, fee or expense, except as otherwise expressly provided herein.
6.12Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless, to the fullest extent as such individuals would be indemnified as of the date of this Agreement under applicable Law, the Company’s Organizational Documents and any indemnification agreements in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of the Company or any of its Subsidiaries, and each Person who, served at the request of or for the benefit of the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, administrator, or other agent of another Person, including an employee benefit plan, in each case, in such capacity (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, inquiries, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) this Agreement or the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and the Surviving Corporation shall also advance expenses as incurred to the fullest extent that such individual would have been entitled to under applicable Law, the Company’s Organizational Documents and any indemnification agreements in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication in a court of competent jurisdiction that such Person is not entitled to indemnification with respect to such expenses.
(b)Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that in no event shall the aggregate cost of the “tail” for the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Exhibit 2.1
(c)During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party without the prior written consent of such Indemnified Party. The Organizational Documents of the Surviving Corporation and, as applicable, the Surviving Corporation’s Subsidiaries shall, to the fullest extent permitted by applicable Law, contain provisions related to indemnification no less favorable to the Indemnified Parties than the indemnification and exculpation from liability provisions in the Organizational Documents of the Company and its relevant Subsidiaries on the date hereof.
(d)If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, (ii) shall transfer all or substantially all of its properties and assets to any Person or (iii) shall convert into another Person or domesticate into another jurisdiction, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.
(e)The rights of the Indemnified Parties under this Section 6.12 shall survive consummation of the Merger and are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any indemnification agreements or other applicable Contracts of the Company or Laws.
(f)This Section 6.12 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 6.12. Nothing herein is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company or its Subsidiaries for any of their respective directors, officers, or other employees.
6.13Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the Company and the Company Board, respectively, shall grant such approvals and take such actions as are necessary and legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
6.14Section 16 Matters. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as are reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in

Exhibit 2.1
connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.
6.15Shareholder Litigation. In the event that any shareholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall (a) promptly notify Parent of such Transaction Litigation, (b) give Parent the opportunity, at Parent’s sole expense, to participate in the Company’s defense and/or settlement of any Transaction Litigation, (c) timely consult with Parent with respect to the defense and/or settlement of any Transaction Litigation and (d) consider in good faith Parent’s advice and recommendations with respect to such Transaction Litigation; provided that the Company shall in any event control such defense. The Company shall not agree to settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).
6.16Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (b) the discovery of any event, fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to the obligations of the Company or Parent, as applicable, set forth in Article VII not being satisfied at the Closing or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided that neither the delivery of any notice pursuant to this Section 6.16 nor any Knowledge that Parent, its Affiliates or Representatives may have acquired, nor could have acquired (in each case, whether before or after the date of this Agreement), nor any investigation or due diligence by Parent or its Representatives, shall (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit the remedies available to the party receiving such notice or (iii) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or update any section of the Company Disclosure Letter. The Parties agree that the Company’s and Parent’s respective compliance or failure of compliance with this Section 6.16 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.
6.17Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent approving this Agreement and promptly provide evidence thereof to the Company.
6.18Alternative Acquisition Structure Election. At any time prior to the Company Shareholders Meeting, Parent may, in its sole discretion, elect to consummate the Merger contemplated by the terms of this Agreement by commencing a tender offer for the Company

Exhibit 2.1
Capital Stock, to be followed by a second-step merger, each in accordance with the terms set forth on Exhibit B (the “Alternative Acquisition Structure Election”).
ARTICLE VII

CONDITIONS
7.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at the Closing or (to the extent permitted by applicable Law) waiver, in whole or in part, at or prior to the Closing of each of the following conditions:
(a)Company Shareholder Approval. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the Company’s Organizational Documents.
(b)Government Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, (ii) all other authorizations, consents, orders, approvals, filings and declarations, and all expirations of waiting periods, required under the applicable Antitrust Laws and Foreign Investment Laws of the jurisdictions listed on Section 4.5(a) of the Company Disclosure Letter shall have been made, expired, terminated or obtained, as the case may be (all authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”) and (iii) all such Requisite Regulatory Approvals shall be in full force and effect.
(c)Laws or Governmental Orders. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions (it being understood and agreed by the Parties that, with respect to any such Law or Governmental Order that is, or is under, an Antitrust Law or Foreign Investment Law, only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Section 4.5(a) or Section 6.5(c) of the Company Disclosure Letter shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 7.1(c)(i)) (such Law or Governmental Order, a “Relevant Legal Restraint”) and (ii) no Governmental Entity of competent jurisdiction shall have instituted any litigation or suit under an Antitrust Law or Foreign Investment Law (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to temporarily or permanently impose a Relevant Legal Restraint (it being understood and agreed by the Parties that only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Section 4.5(a) or Section 6.5(c) of the Company Disclosure Letter shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 7.1(c)(ii)).
7.2Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at the Closing or (to the

Exhibit 2.1
extent permitted by applicable Law) waiver, in whole or in part, by Parent at or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in clause (a) of the first sentence of Section 4.1 (Organization, Good Standing and Qualification), Section 4.4 (Corporate Authority; Approval), Section 4.13 (Takeover Statutes; No Rights Plan), the first sentence of Section 4.22 (Company Recommendation and Fairness), Section 4.23 (Company Brokers and Finders) and Section 4.24 (Company Voting Requirements) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of the Company set forth in Section 4.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date; (iii) the representations and warranties of the Company set forth in Section 4.3(a) (Company Capital Structure) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, other than, in each case, de minimis inaccuracies; and (iv) each other representation and warranty of the Company set forth in Article IV shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.
(b)Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
(d)No Material Adverse Effect. Since the date of this Agreement there shall not have occurred and be continuing any Material Adverse Effect.
(e)No Burdensome Effect. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order in connection with a Requisite Regulatory Approval that is in effect and requires Parent or the Company or any of their Subsidiaries to take or commit to take any actions constituting a Burdensome Effect (it being understood and agreed by the Parties that only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Section 4.5(a) of the Company Disclosure Letter shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 7.2(e)).

Exhibit 2.1
7.3Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at the Closing or (to the extent permitted by applicable Law) waiver, in whole or in part, by the Company at or prior to the Closing of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct (without giving effect to any qualification by materiality contained therein) in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except for any such failure to be true and correct that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger.
(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have each performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII

TERMINATION
8.1Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Parent.
8.2Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Parent or the Company, if:
(a)the Merger shall not have been consummated by 5:00 p.m. (New York Time) on May 1, 2022 (the “Outside Date”); provided, however, that if any of the conditions to the Closing set forth in Section 7.1(b), Section 7.1(c) (solely as it relates to any Antitrust Laws or Foreign Investment Laws) or Section 7.2(e) has not been satisfied or (to the extent permitted by applicable Law) waived on or prior to the Outside Date but all other conditions to Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date)) or waived, the Outside Date will automatically be extended, without further action of any party hereto, to (and including) 5:00 p.m. (New York Time) on August 1, 2022, and, if so extended, such date shall be the “Outside Date”; provided, further, if any of the conditions to the Closing set forth in Section 7.1(b), Section 7.1(c) (solely as it relates to any Antitrust Laws or Foreign Investment Laws) or Section 7.2(e) shall not have been satisfied or (to the extent permitted by applicable Law) waived on or prior to August 1,

Exhibit 2.1
2022 but all other conditions to Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date)) or (to the extent permitted by applicable Law) waived, the Outside Date will automatically be extended, without further action of any party hereto, to (and including) 5:00 p.m. (New York Time) on November 1, 2022, and, if so extended, such date shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of the occurrence of the failure of a condition to the consummation of the Merger to be satisfied;
(b)a Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 6.5; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of the occurrence of the failure of the condition set forth in Section 7.1(c) (Laws or Governmental Orders) to the consummation of the Merger to be satisfied; or
(c)if the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (or, if the Company Shareholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the approval of this Agreement was taken.
8.3Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Parent:
(a)prior to the time the Requisite Company Vote is obtained, if the Company Board shall have made a Change of Recommendation or if the Company or any of its Representatives shall have materially breached any of its obligations under Section 6.2;
(b)if at any time prior to the Effective Time, there has been a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available if Parent has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement so as to result in the failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or

Exhibit 2.1
(c)if at any time prior to the Effective Time, a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order in connection with a Requisite Regulatory Approval that has become final and non-appealable and remains in effect and that requires Parent or any of its Subsidiaries (including the Company and its Subsidiaries) to take or commit to take any actions constituting a Burdensome Effect (it being understood and agreed by the Parties that only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Section 4.5(a) of the Company Disclosure Letter shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 8.3(c)); provided, that Parent shall have used reasonable best efforts to prevent the entry of and to remove any such Governmental Order in accordance with Section 6.5; provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(c) shall not be available to Parent if it has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of the occurrence of the failure of the condition set forth in Section 7.2(e) (No Burdensome Effect) to the consummation of the Merger to be satisfied.
8.4Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company:
(a)if at any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the Company to Parent or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available if the Company has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement so as to result in the failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or
(b)prior to the time the Requisite Company Vote is obtained, in order to enter into a definitive written agreement with respect to a Superior Proposal, provided that the Company has complied with its obligations under Section 6.2 and, in connection with the termination of this Agreement, the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.5(b).
8.5Effect of Termination and Abandonment.
(a)Except to the extent provided in Section 8.5(b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement and (ii) the provisions set forth in Article IX (Miscellaneous and General), Section 6.6(g) and Section 6.6(h) (Financing and Indebtedness), Section 6.11 (Expenses), this

Exhibit 2.1
Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.
(b)In the event that this Agreement is terminated:
(i)by either the Company or Parent pursuant to Section 8.2(a) (Outside Date) or Section 8.2(c) (Requisite Company Vote Not Obtained) and, in either case,
(A)an Acquisition Proposal shall have been publicly made directly to the shareholders of the Company or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to (i) the date of such termination, with respect to any termination pursuant to Section 8.2(a) (Outside Date) or (ii) the date of the Company Shareholders Meeting, with respect to termination pursuant to Section 8.2(c) (Requisite Company Vote Not Obtained)), and
(B)within twelve (12) months after such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or (2) there shall have been consummated any Acquisition Proposal (in each case of clauses (1) and (2), with fifty percent (50%) being substituted in lieu of twenty percent (20%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2),
(ii)by Parent pursuant to Section 8.3(a) (Company Change of Recommendation; Material Breach of Section 6.2), then promptly, but in no event later than two (2) Business Days after the date of such termination,
(iii)by either Parent or the Company pursuant to Section 8.2(c) (Requisite Company Vote Not Obtained) (and, at the time of such termination pursuant to Section 8.2(c) (Requisite Company Vote Not Obtained), Parent had the right to terminate this Agreement pursuant to Section 8.3(a) (Company Change of Recommendation)), then promptly, but in no event later than, in the case of such termination by Parent, two (2) Business Days or, in the case of such termination by the Company, one (1) Business Day after the date of such termination, or
(iv)by the Company pursuant to Section 8.4(b) (Company Termination to Accept Superior Proposal), then concurrently and as a condition to the effectiveness of such termination, the Company shall, in the case of Section 8.5(b)(i), Section 8.5(b)(ii), Section 8.5(b)(iii) or Section 8.5(b)(iv), pay the Company Termination Fee to Parent or its designee by wire transfer of immediately available cash funds. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Exhibit 2.1
(c)In the event that this Agreement is terminated:
(i)by either Parent or the Company pursuant to Section 8.2(b) (in each case, solely to the extent the applicable Relevant Legal Restraint relates to an Antitrust Law or Foreign Investment Law),
(ii)by either Parent or the Company pursuant to Section 8.2(a) and, as of the time of such termination, (A) one or more of the conditions set forth in Section 7.1(b), Section 7.1(c) (but only if the applicable Relevant Legal Restraint relates to an Antitrust Law or Foreign Investment Law) or Section 7.2(e), are not satisfied and (B) all of the other conditions in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions would have been capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered pursuant to Section 8.2)), or
(iii)by Parent pursuant to Section 8.3(c), and, as of the time of such termination, (1) one or more of the conditions set forth in Section 7.1(b), Section 7.1(c) (but only if the applicable Relevant Legal Restraint relates to an Antitrust Law or Foreign Investment Law) or Section 7.2(e) are not satisfied and (2) all of the other conditions in Section 7.1 (other than Section 7.1(a) if and to the extent that the Company shall not be in breach of its covenants in Section 6.3 and Section 6.4, the Company Requisite Vote shall not yet have been obtained and the Company Shareholders Meeting (or, if the Company Shareholders Meeting has been adjourned or postponed in accordance with this Agreement, the final adjournment or postponement thereof), in each case, at which a vote on the approval of this Agreement is to be taken has not yet occurred) and Section 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions would have been capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered pursuant to Section 8.2 (provided, that, in the case of Section 7.2(d), in the event that such condition would not be capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered, then such condition shall only be deemed unsatisfied on the date the notice of termination is delivered pursuant to Section 8.2 if the failure of such condition to be satisfied on such date is not cured within 30 days of the notice of termination)), then Parent will concurrently with such termination pay or cause to be paid to the Company the Regulatory Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(d)The Parties hereby acknowledge and agree that (i) the agreements contained in this Section 8.5 are an integral part of the Transactions, (ii) neither the Company Termination Fee nor the Regulatory Termination Fee is a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the

Exhibit 2.1
Parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5, or if Parent fails to promptly pay the amount due pursuant to this Section 8.5 and, in order to obtain such payment, Parent or the Company, respectively, commences a suit that results in a judgment against the Company or Parent, respectively, for the fees set forth in this Section 8.5 or any portion of such fees, the Company shall pay Parent or Parent shall pay the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the annual rate of the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment (or such lesser rate as is the maximum permitted by applicable Law). Notwithstanding anything in this Agreement to the contrary but subject to Section 9.5, the Parties hereby acknowledge and agree that in the event that any termination fee becomes payable by, and is paid by, the Company, such fee shall be Parent’s sole and exclusive remedy for damages against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided, however, that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement. Notwithstanding anything in this Agreement to the contrary but subject to Section 9.5, the Parties hereby acknowledge and agree that in the event that any termination fee becomes payable by, and is paid by, Parent, such fee shall be the Company’s sole and exclusive remedy for damages against Parent and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives or the Financing Entities for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided, however, that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement. The Parties acknowledge and agree that (i) the Company shall not be obligated to pay the Company Termination Fee on more than one occasion and (ii) Parent shall not be obligated to pay the Regulatory Termination Fee on more than one occasion.
ARTICLE IX

MISCELLANEOUS AND GENERAL
9.1Survival. This Article IX and the agreements of the Company and Parent contained in Article II (Merger Consideration; Effect of the Merger on Capital Stock), Article III (Delivery of Merger Consideration; Procedures for Surrender), Section 6.10 (Employee Benefits), Section 6.11 (Expenses), and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the consummation of the Merger, except for such covenants and agreements that by their terms contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
9.2Amendment; Waiver. Subject to the provisions of applicable Laws and the provisions of Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) and

Exhibit 2.1
Section 9.15 (Financing Parties), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by the Company and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
9.3Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
9.4Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION; EXCEPT TO THE EXTENT THE PROVISIONS OF THE MBCA ARE MANDATORILY APPLICABLE TO THE MERGER OR TO THE FIDUCIARY DUTIES OF THE COMPANY BOARD AND PROVIDED, THAT THE PROVISIONS OF THIS AGREEMENT WHICH BY THEIR TERMS ARE GOVERNED BY THE MBCA SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE MBCA.
(b)Each of the Parties agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement or the Transactions exclusively in the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware) (the “Chosen Court”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Exhibit 2.1
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(c).
9.5Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.
9.6Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided that the transmission of the email is promptly confirmed by response email:
If to Parent or Merger Sub:

974 Centre Road

Exhibit 2.1
Chestnut Run Plaza, Building 730
Wilmington, Delaware 19805
Attention: Erik T. Hoover
E-mail: [***]
With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Brandon Van Dyke
E-mail: [***]
If to the Company:
2225 W. Chandler Blvd.
Chandler, Arizona 85224
Attention: Jay B. Knoll
E-mail: [***]
With a copy (which shall not constitute notice) to:
Covington & Burling LLP
One CityCenter, 850 Tenth Street, NW
Washington, District of Columbia 20001
Attention:     W. Andrew Jack
    Kyle Rabe
E-mail:     [***]
    [***]
or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.
9.7Definitions.
(a)For purposes of this Agreement, the following terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:
“Acquisition Proposal” means any proposal, offer or indication of interest relating to a (a) merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and involving, directly or indirectly, twenty percent (20%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of the Company) or (b) any acquisition of any class of equity securities of the Company or assets of the Company and its Subsidiaries, in each case, by any Person or group (as defined under Section 13 of the Exchange Act) that if consummated would result in, such Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty

Exhibit 2.1
percent (20%) or more of the total voting power or of any class of equity securities of the Company, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case of clauses (a) and (b), other than the Transactions or any other proposal, offer or indication of interest made by Parent or its Affiliates; provided, that any proposal or offer to the extent related to any purchase of assets required to be divested or held separate (including by trust or otherwise) pursuant to a Regulatory Remedy in accordance with Section 6.5(d) shall not be deemed an Acquisition Proposal.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(e)(i)(E).
“Alternative Acquisition Structure Election” has the meaning set forth in Section 6.18.
“Alternative Financing” has the meaning set forth in Section 6.6(d).
“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other United States or non-United States, including state, national, or supranational, antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Date” has the meaning set forth in Section 4.6(a).
“Approvals” has the meaning set forth in Section 4.5(a).
“Articles of Merger” has the meaning set forth in Section 1.3.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.4.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by, the Company or any of its Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of ERISA, employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, health, welfare, fringe or other benefits or remuneration of any kind.
“Board Recommendation Notice” has the meaning set forth in Section 6.2(e)(ii).

Exhibit 2.1
“Book-Entry Share” has the meaning set forth in Section 2.2.
“Burdensome Effect” has the meaning set forth in Section 6.5(e).
“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized by Law to be closed.
“Bylaws” has the meaning set forth in Section 1.5(b).
“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, as may be amended, including IRS Notice 2020-65 and the Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020).
“Certificate” has the meaning set forth in Section 2.2.
“Certificate of Merger” has the meaning set forth in Section 1.3.
“Change of Recommendation” has the meaning set forth in Section 6.2(e)(i)(E).
“Charter” has the meaning set forth in Section 1.5(a).
“Chosen Court” has the meaning set forth in Section 9.4(b).
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the Internal Revenue Code of 1986.
“Commitment Letter” has the meaning set forth in Section 5.5(a).
“Commitment Papers” has the meaning set forth in Section 5.5(a).
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Capital Stock” has the meaning set forth in the Recitals.
“Company Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of October 16, 2020, among the Company, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Company Disclosure Letter” has the meaning set forth in Article IV.
“Company Equity Awards” has the meaning set forth in Section 2.4(e).

Exhibit 2.1
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.
“Company PSU” has the meaning set forth in Section 2.4(c).
“Company Recommendation” has the meaning set forth in Section 4.22.
“Company RSU” has the meaning set forth in Section 2.4(a).
“Company Stock Plan” means the Company’s 2019 Long-Term Equity Compensation Plan.
“Company Shareholders Meeting” means the meeting of shareholders of the Company to be held in connection with the Merger, as may be adjourned or postponed from time to time.
“Company Termination Fee” means an amount in cash equal to $135,000,000.
“Confidentiality Agreement” has the meaning set forth in Section 9.8.
“Consents” has the meaning set forth in Section 6.5(a).
“Continuation Period” has the meaning set forth in Section 6.10(a).
“Continuing Employee” has the meaning set forth in Section 6.10(a).
“Contract” means any contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation, whether oral or written (other than a Benefit Plan).
“Controlled Group Liability” means any and all material liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any business closures or other reductions, changes to business operations, quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, travel restriction or other similar Law, requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Debt Financing” has the meaning set forth in Section 6.6(e).
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 3.6(a).

Exhibit 2.1
“DOJ” has the meaning set forth in Section 6.5(b).
“DTC” means The Depositary Trust Company.
“D&O Insurance” has the meaning set forth in Section 6.12(b).
“Effective Time” has the meaning set forth in Section 1.3.
“Eligible Shares” has the meaning set forth in Section 2.1.
“Employee” means any current or former employee, officer, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.
“Encumber” has the meaning set forth in Section 4.3(b).
“Encumbrance” has the meaning set forth in Section 4.3(b).
“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment or natural resources, (b) the handling, use, disposal, Release or threatened Release of or exposure to any harmful or deleterious substances and (c) protection of human health and safety, including worker health and safety, from injury or threat of injury arising from any harmful or deleterious substances.
“Equity Exchange Ratio” means (a) Merger Consideration divided by (b) the average closing price, rounded to the nearest cent, per share of Parent Common Stock on the NYSE for the consecutive period of ten (10) trading days immediately preceding (but not including) the last trading day prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.
“ERISA Plans” means each Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, excluding “multiemployer plans” within the meaning of Section 3(37) of ERISA.
“ESPP” has the meaning set forth in Section 2.4(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 3.1.
“Exchange Fund” has the meaning set forth in Section 3.1.
“Excluded Shares” means (a) the Treasury Shares and Parent Owned Shares, (b) the Dissenting Shares and (c) the Subsidiary Shares.

Exhibit 2.1
“FCPA” has the meaning set forth in Section 4.12(e).
“Fee Letter” has the meaning set forth in Section 5.5(a).
“Filings” has the meaning set forth in Section 4.5(a).
“Financing” has the meaning set forth in Section 5.5(a).
“Financing Documents” has the meaning set forth in Section 6.6(a).
“Financing Entities” means any Person that shall have committed to provide or arrange any financing, or any amendment or other modification of any financing, in each case, pursuant to or in connection with the Financing Documents (and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto), or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any such financing or amendment, and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Foreign Investment Laws” means any Laws or Governmental Orders that are designed or intended to provide for the review, regulation, restriction or prohibition of investments on grounds of national security, public order and/or other national or public interest.
“FTC” has the meaning set forth in Section 6.5(b).
“GAAP” has the meaning set forth in Section 4.6(e).
“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.
“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, mold, radioactive substances, and per- and polyfluoroalkyl substances and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited or regulated by or pursuant to any Environmental Law or as to which standards of conduct or liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Exhibit 2.1
“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of the Company and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing, financial position or financial covenants of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (h) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person.
“Indemnified Parties” has the meaning set forth in Section 6.12(a).
“Insurance Policies” has the meaning set forth in Section 4.17.
“Intellectual Property” means all intellectual and industrial property rights anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights arising under or with respect to: (a) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented) and any continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, Internet domain names, uniform resource locators, social and mobile media identifiers, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, mask works, rights under copyrights and corresponding rights in industrial designs, and works of authorship (including computer software), applications, source code and object code, databases, other compilations of information, whether registered or unregistered, and any registrations, renewals and applications for registration thereof, (d) trade secrets and other rights in know-how and confidential or proprietary information, including in any technical data, specifications, designs, techniques, processes, methods, inventions, discoveries, software, algorithms and databases and the information contained therein, in each case, to the extent that it qualifies as a trade secret under applicable Law and (e) all other intellectual and industrial property rights recognized by applicable Law.
“Intervening Event” means any Effect occurring or arising after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of or prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the time the Requisite Company Vote is obtained, other than (a) any Acquisition Proposal, (b) any changes in the market price or trading volume of the Company, (c) the Company meeting, or failing to meet or exceeding published or unpublished revenue or earnings projections in each case, in and of itself, (d) any changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate in, except to the extent such Effect has a disproportionate

Exhibit 2.1
effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries or (e) general economic conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, except to the extent such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate in respect of the business conducted in such industries; it being understood that, in the case of clauses (b) and (c), the underlying causes of the foregoing may be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition.
“IRS” has the meaning set forth in Section 4.10(d).
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation.
“JP Morgan” has the meaning set forth in Section 4.22.
“Knowledge” (a) with respect to the Company or any of its Subsidiaries means the knowledge of any Person listed on Section 9.7(a)(i) of the Company Disclosure Letter, in each case, following reasonable inquiry of such Person’s direct reports and (b) with respect to Parent or any of its Subsidiaries means the knowledge of Raj Ratnakar, Erik Hoover, Carmen Giannantonio, Asim Bhatia and Peter Hennessey, in each case, following reasonable inquiry of such Person’s direct reports.
“Labor Organization” has the meaning set forth in Section 4.11(a).
“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, policy, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by the Company and any of its Subsidiaries.
“Letter of Transmittal” has the meaning set forth in Section 3.2(a).
“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.
“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, (a) has had or would be reasonably expected to have a material adverse effect on the business, financial condition, properties, assets, business operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would or would

Exhibit 2.1
reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger; provided, however, in the case of clause (a) no Effect arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent not excluded by this definition), (iv) consequences resulting from the execution and delivery of this Agreement or the public announcement or pendency of the transactions contemplated hereby or the identity of Parent (or any of its Affiliates) as the acquiror of the Company, including any impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils, customers, suppliers, joint venture parties, or other business partners (provided that, the exceptions in the foregoing clause (iv) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby), (v) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent not excluded by this definition), (vi) any change in Law applicable to the Company or its Subsidiaries or their respective businesses or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, (ix) any pandemics (including COVID-19 and any variants/mutations thereof or any COVID-19 Measures), epidemics and any general worsening of the foregoing, (x) any actions required to be taken by the Company or any of its Subsidiaries (other than the Company’s obligations under Section 6.1(a)) pursuant to this Agreement or taken with Parent’s prior written consent or (xi) any Transaction Litigation, except, in the case of clauses (i), (ii), (vi), (vii), (viii) and (ix) to the extent such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and of its Subsidiaries operate in respect of the business conducted in such industries.
“Material Contract” has the meaning set forth in Section 4.18(a)(xiv).
“MBCA” has the meaning set forth in the Recitals.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.1.

Exhibit 2.1
“Merger Sub” has the meaning set forth in the Preamble.
“Non-DTC Book-Entry Share” has the meaning set forth in Section 3.2(a).
“Non-U.S. Benefit Plans” has the meaning set forth in Section 4.10(a).
“NYSE” means the New York Stock Exchange, Inc.
“OFAC” has the meaning set forth in Section 4.12(d).
“Ordinary Course of Business” means, with respect to any Person, the conduct by a Person of the relevant business in the ordinary course consistent with past practice.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of organization or incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Outside Counsel Only Material” has the meaning set forth in Section 6.7(b).
“Outside Date” has the meaning set forth in Section 8.2(a).
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.
“Parent RSU” has the meaning set forth in Section 2.4(b).
“Parties” has the meaning set forth in the Preamble.
“Payment Obligations” has the meaning set forth in Section 5.5(c).
“Payoff Amount” has the meaning set forth in Section 6.6(i).
“Permitted Encumbrances” means (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Encumbrances, if any, arising or incurred in the Ordinary Course of Business that (i) relate to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or (ii) are being contested in good faith through appropriate Proceedings; (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary

Exhibit 2.1
Course of Business; (c) Rights-of-Way, covenants, conditions, restrictions, easements and other similar matters of record affecting title and other title defects of record or Encumbrances (other than those constituting Encumbrances for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Company and its Subsidiaries, taken as a whole; (d) Encumbrances for Taxes or other governmental charges that are not yet due or payable or that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (e) Encumbrances supporting surety bonds, performance bonds and similar obligations issued in the Ordinary Course of Business in connection with the businesses of the Company and its Subsidiaries; (f) Encumbrances not created by the Company or its Subsidiaries that affect the underlying fee interest of a Leased Real Property; (g) Encumbrances that are disclosed on the most recent consolidated balance sheet of the Party included in the Reports or notes thereto or securing liabilities reflected on such balance sheet; (h) Encumbrances arising under or pursuant to the Organizational Documents of the Company or any of its Subsidiaries; (i) with respect to Rights-of-Way, any restrictions set forth in a granting instrument or in another executed agreement that is of public record or is one to which the Company or any of its Subsidiaries otherwise has access; (j) Encumbrances resulting from any facts or circumstances relating to Parent or any of its Affiliates; (k) Encumbrances that do not and would not reasonably be expected to materially impair the continued use of Owned Real Property or Leased Real Property as presently operated; (l) non-exclusive licenses to Intellectual Property; (m) restrictions or exclusions that would be shown by a current title report or other similar report or an accurate survey or physical inspection of the property; (n) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property that are not violated by the current use and operation of the Real Property; and (o) specified Encumbrances described in Section 9.7(a)(ii) of the Company Disclosure Letter.
“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by the Company and its Subsidiaries, allows the identification of a natural person.
“Post-Signing Company RSU” has the meaning set forth in Section 2.4(b).
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Proxy Statement” has the meaning set forth in Section 6.3(a).

Exhibit 2.1
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Registered Intellectual Property” means all Intellectual Property owned by the Company and its Subsidiaries that is registered, recorded or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing.
“Regulatory Remedy” has the meaning set forth in Section 6.5(d).
“Regulatory Termination Fee” means an amount in cash equal to $162,500,000.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing, or arranging for disposal, into the indoor or outdoor environment.
“Relevant Legal Restraint” has the meaning set forth in Section 7.1(c).
“Reports” has the meaning set forth in Section 4.6(a).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.
“Requisite Company Vote” has the meaning set forth in Section 4.4.
“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(b).
“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property and other similar real estate interests.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a).
“SEC” the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.
“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the securities or ownership interests of such other Person is directly or indirectly owned or controlled by such Person or (b) the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

Exhibit 2.1
“Subsidiary Shares” means any shares of Company Capital Stock owned by any direct or indirect Subsidiary of Parent or the Company, in each case excluding any such shares of Company Capital Stock owned by a Benefit Plan or held on behalf of third parties.
“Superior Proposal” means a bona fide written Acquisition Proposal (except that the references in the definition thereof to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”) made after the date of this Agreement that the Company Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor (a) would result in a transaction more favorable from a financial point of view to the Company’s shareholders than the Transactions and (b) is reasonably likely to be consummated on the terms proposed, in each case of clauses (a) and (b), taking into account all factors the Company Board deems relevant, including any legal, financial, regulatory and shareholder approval requirements, the existence of a financing contingency, the timing of closing and any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.2(e)(ii).
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Tail Period” has the meaning set forth in Section 6.12(b).
“Takeover Statute” has the meaning set forth in Section 4.13.
“Tax” means (i) all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) any liability for the payment of any amounts described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, by contract, the operation of Law or otherwise.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied to or required to be supplied to a Tax authority relating to Taxes.
“Transaction Litigation” has the meaning set forth in Section 6.15.
“Transactions” has the meaning set forth in the Recitals.
“Treasury Regulation” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.
“Treasury Shares and Parent Owned Shares” means any shares of Company Capital Stock owned by the Company, Parent or Merger Sub in each case excluding any such shares of Company Capital Stock owned by a Benefit Plan or held on behalf of third parties.
“U.S. Government Contract” has the meaning set forth in Section 4.18(a)(xiii).

Exhibit 2.1
“Willful Breach” means a material breach of a covenant or agreement set forth in this Agreement that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act might result in, or would reasonably be expected to result in, a material breach of a covenant or agreement set forth in this Agreement.
(b)The following terms are defined elsewhere in this Agreement, as indicated below:
Agreement    Preamble
Alternative Acquisition Agreement    6.2(e)(i)(E)
Alternative Acquisition Structure Election    6.18
Alternative Financing    6.6(d)
Applicable Date    4.6(a)
Approvals    4.5(a)
Articles of Merger    1.3
Bankruptcy and Equity Exception    4.4
Board Recommendation Notice    6.2(e)(ii)
Book-Entry Share    2.2
Burdensome Effect    6.5(e)
Bylaws    1.5(b)
Certificate    2.2
Certificate of Merger    1.3
Change of Recommendation    6.2(e)(i)(E)
Charter    1.5(a)
Chosen Court    9.4(b)
Closing    1.2
Closing Date    1.2
Commitment Letter    5.5(a)
Commitment Papers    5.5(a)
Company    Preamble
Company Board    Recitals
Company Capital Stock    Recitals
Company Disclosure Letter    Article IV
Company Equity Awards    2.4(e)
Company PSU    2.4(c)
Company Recommendation    4.22
Company RSU    2.4(a)
Confidentiality Agreement    9.8
Consents    6.5(a)
Continuation Period    6.10(a)
Continuing Employee    6.10(a)
D&O Insurance    6.12(b)
Debt Financing    6.6(e)
DGCL    Recitals
Dissenting Shares    3.6(a)
DOJ    6.5(b)

Exhibit 2.1
Effective Time    1.3
Eligible Shares    2.1
Encumber    4.3(b)
Encumbrance    4.3(b)
ESPP    2.4(d)
Exchange Agent    3.1
Exchange Fund    3.1
FCPA    4.12(e)
Fee Letter    5.5(a)
Filings    4.5(a)
Financing    5.5(a)
Financing Documents    6.6(a)
four (4) Business Days    6.2(e)(ii)
FTC    6.5(b)
GAAP    4.6(e)
Indemnified Parties    6.12(a)
Insurance Policies    4.17
IRS    4.10(d)
JP Morgan    4.22
Labor Organization    4.11(a)
Letter of Transmittal    3.2(a)
Material Contract    4.18(a)(xiv)
MBCA    Recitals
Merger    Recitals
Merger Consideration    2.1
Merger Sub    Preamble
Non-DTC Book-Entry Share    3.2(a)
Non-U.S. Benefit Plans    4.10(a)
OFAC    4.12(d)
Outside Counsel Only Material    6.7(b)
Outside Date    8.2(a)
Parent    Preamble
Parent RSU    2.4(b)
Parties    Preamble
Party    Preamble
Payment Obligations    5.5(c)
Payoff Amount    6.6(i)
Post-Signing Company RSU    2.4(b)
Proxy Statement    6.3(a)
Regulatory Remedy    6.5(d)
Relevant Legal Restraint    7.1(c)
Reports    4.6(a)
Requisite Company Vote    4.4
Requisite Regulatory Approvals    7.1(b)
Sarbanes-Oxley Act    4.6(a)
Surviving Corporation    1.1
Tail Period    6.12(b)

Exhibit 2.1
Takeover Statute    4.13
Transaction Litigation    6.15
Transactions    Recitals
U.S. Government Contract    4.18(a)(xiii)

9.8Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated as of October 13, 2021, between the Company and Parent (as amended from time to time, the “Confidentiality Agreement”) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.
9.9Third-Party Beneficiaries. The Company and Parent hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, Merger Sub, the Company and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except with respect to (a) Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) and Section 9.15 (Financing Parties) and (b) after the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration which shall inure to the benefit of, and be enforceable by, holders of Company Capital Stock and Company Equity Awards as of immediately prior to the Effective Time to the extent necessary to receive the consideration and amounts due to such Persons thereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.10Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Exhibit 2.1
9.11Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, Employee (including any officer), incorporator, manager, member, partner, shareholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions.
9.12Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
9.13Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

Exhibit 2.1
(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
9.14Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Parties; provided, however, that Parent may designate, by prior written notice to the Company, another wholly-owned direct or indirect subsidiary of Parent to be a constituent corporation in the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not (i) relieve Parent or Merger Sub of any of its obligations hereunder, (ii) impede or delay the consummation of the Transactions or (iii) otherwise impede or impact the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.
9.15Financing Parties. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Parent and/or any of its Subsidiaries under and pursuant to the Financing Documents, each of the Company and Parent, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby:
(a)agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan (and appellate courts thereof) or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts;

Exhibit 2.1
(b)agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Documents;
(c)agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan (and appellate courts thereof) or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;
(d)agrees that service of process upon such Party, its Subsidiaries or its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 9.6;
(e)irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;
(f)KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE FINANCING ENTITIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE FINANCING DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;
(g)agrees that none of the Financing Entities will have any liability to the Company or any of its Subsidiaries or any of its Affiliates or Representatives in any way relating to or arising out of this Agreement or any Financing Documents, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;
(h)agrees that the Financing Entities are express third party beneficiaries of, and may enforce, Section 8.5(d) this Section 9.15 and any of the provisions in this Agreement reflecting the agreements in Section 8.5(d) and this Section 9.15; and
(i)agrees that the provisions in Section 8.5(d), this Section 9.15 and the definition of “Financing Entities” (and any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of Section 8.5(d), this Section 9.15 or the definition of “Financing Entities”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the rights of any Financing Entity without the prior written consent of such Financing Entity (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

Exhibit 2.1
[Signature pages follow.]

Exhibit 2.1
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

DUPONT DE NEMOURS, INC.

By	/s/ Raj Ratnaker
	Name:	Raj Ratnaker
	Title:	Senior Vice President and Chief Strategy Officer
[Signature Page to Merger Agreement]

Exhibit 2.1

CARDINALIS MERGER SUB, INC.

By	/s/ Erik T. Hoover
	Name:	Erik T. Hoover
	Title:	Senior Vice President and General Counsel
[Signature Page to Merger Agreement]

Exhibit 2.1

ROGERS CORPORATION

By	/s/ Bruce D. Hoechner
	Name:	Bruce D. Hoechner
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]